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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
GENZYME CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENZYME CORPORATION 500 Kendall Street Cambridge, MA 02142 (617) 252-7500

Dear Shareholders:

        We invite you to attend our Annual Meeting of Shareholders to be held on Thursday, May 27, 2004 at State Street Bank, 225 Franklin Street, Boston, Massachusetts 02110.

        The enclosed proxy statement explains the agenda for the meeting and voting information and procedures. It also includes information about our board of directors and senior management. Please read this booklet carefully. Also included with the proxy statement is a copy of the Genzyme 2003 Annual Report and your proxy card.

        Whether or not you plan to attend the annual meeting, your vote is very important to us. Information about voting procedures can be found in the proxy statement. Please return a signed proxy card or give us instructions by telephone or over the Internet, so that you can be sure your shares will be properly voted.

        Sincerely,

Henri A. Termeer
Chairman and
Chief Executive Officer

Notice of Annual Meeting of Shareholders of Genzyme Corporation

Date:	Thursday, May 27, 2004
Time:	2:00 - 4:00 p.m.
Place:	State Street Bank Enterprise Room, 5th floor 225 Franklin Street Boston, Massachusetts 02110
Purpose:	We are holding the annual meeting for shareholders to consider six company sponsored proposals and one shareholder sponsored proposal as follows:
	•	The re-election of two directors and the election of one new director, each for a three-year term.
	•	An amendment to our 1999 Employee Stock Purchase Plan to increase the number of shares of common stock covered by the plan by 1,500,000 shares.
	•	The approval of a new 2004 Equity Incentive Plan.
•
Amendments to our 1998 Directors Stock Option Plan to (1) increase the number of shares of Genzyme General Stock covered by the plan by 200,000 shares and (2) change the formula for making annual option grants to directors.
	•	The amendment and restatement of our Restated Articles of Organization.
	•	The ratification of our selection of independent auditors.
	•	A shareholder sponsored proposal, if properly presented at the annual meeting, that the compensation committee use performance and time-based restricted stock in lieu of stock options.
	•	Action on any other matter that may be properly brought before the meeting.
Only shareholders of record at the close of business on March 31, 2004 will be entitled to vote at the meeting.
Your board of directors recommends a vote "in favor of" each of the company proposals and recommends a vote "against" the shareholder proposal.
Proxy Material Mailing Date:
April 22, 2004
By order of the Board of Directors, Peter Wirth, Clerk

GENERAL INFORMATION ABOUT VOTING

Our board of directors is soliciting proxies for the 2004 Annual Meeting of Shareholders. This proxy statement explains the agenda, voting information and procedures. Please read it carefully.

In this proxy statement, references to "the company" or "Genzyme" and, except within the Audit Committee Report and the Compensation Committee Report on Executive Compensation, references to "we", "us" or "our" mean Genzyme Corporation.

Who can vote.    Only shareholders of record of Genzyme General common stock at the close of business on March 31, 2004 can vote at the meeting. Through June 30, 2003, we had three outstanding series of common stock, each of which was publicly traded on the NASDAQ Stock Market®. Each series was designed to reflect the value and track the performance of one of our divisions. We refer to each series of common stock as follows:

  •
  Genzyme General Division Common Stock = "Genzyme General Stock;"

  •
  Genzyme Biosurgery Division Common Stock = "Biosurgery Stock;" and

  •
  Genzyme Molecular Oncology Division Common Stock = "Molecular Oncology Stock."

Effective July 1, 2003, we eliminated our tracking stock capital structure by exchanging, in accordance with the provisions of our charter, each share of Biosurgery Stock for 0.04914 of a share of Genzyme General Stock and each share of Molecular Oncology Stock for 0.05653 of a share of Genzyme General Stock. Options and warrants to purchase shares of Biosurgery Stock and options to purchase shares of Molecular Oncology Stock were converted into options and warrants to purchase shares of Genzyme General Stock. While our charter continues to designate 100,000,000 shares as Biosurgery Stock and 40,000,000 shares as Molecular Oncology Stock, no shares of either series remain outstanding, and all of our assets and liabilities that had been allocated to Genzyme Biosurgery and Genzyme Molecular Oncology are now allocated to Genzyme General. Effective July 1, 2003, Genzyme General Stock is our only outstanding series of common stock.

All information in this proxy statement reflects this change in our capital structure.

Quorum.    In order to hold and complete the business of the annual meeting, we must have a majority in interest of the outstanding shares of common stock represented at the meeting. On March 31, 2004, we had outstanding 226,056,916 shares of Genzyme General Stock, $0.01 par value, which is our only outstanding series of voting stock. With respect to all matters that will come before the meeting, each shareholder may cast one vote for each share registered in his or her name on the record date.

How to vote your shares.    There are four ways you can vote your shares:

  •
  by mail;

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  by telephone;

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  on the Internet; or

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  in person, at the annual meeting.

To vote by mail, simply complete the enclosed proxy card, sign and date it, and return it in the enclosed self-addressed envelope. Instructions for voting by telephone or on the Internet can be found on your proxy card. Our bylaws allow our board of directors to authorize the use of electronic transmissions, such as transmissions over the Internet, to grant a proxy. If you hold your shares through a bank, broker or other nominee, they will give you separate instructions for voting your shares.

By signing a proxy, you are authorizing the proxies to vote your shares at the meeting in the manner you direct. If you return a signed proxy without specific voting instructions, your shares will be voted in the manner recommended by the board of directors. If any matters come before the meeting that are not described in this proxy statement, the proxies will use their own judgment to determine how to vote your shares.

If your shares are held in a nominee name, you must request a legal proxy from your nominee as proof of ownership in order to vote in person at the meeting.

How you may revoke your proxy instructions.    You may revoke or amend your proxy before it is voted by writing to us directly, submitting a new proxy with a later date, or by attending the meeting and voting in person.

What if you get more than one proxy card?    This means that you may have more than one account at the transfer agent and/or with a nominee. Your proxy card lists the number of shares you are voting. Please sign and return all proxy cards to be sure that all of your shares are voted.

We recommend you consolidate your holdings under the same name, address and tax identification number if possible. This will eliminate some duplication of mailings and reduce our costs. Please contact your nominee to consolidate accounts, or our transfer agent, American Stock Transfer and Trust Co., Inc. at (800) 937-5449.

How the shares are counted.    Adoption of the proposals that are scheduled to be presented at the meeting, other than the amendment of our charter and the election of directors, requires the affirmative vote of the majority of the shares of common stock properly cast at the meeting. Adoption of the proposal to amend our charter requires the affirmative vote of the majority of all shares of Genzyme General Stock outstanding and entitled to vote. Directors will be elected by a plurality of the votes properly cast by the shareholders entitled to vote on the election of directors at the meeting. Abstentions and broker non-votes are counted for determining a quorum but are not treated as votes cast. A broker non-vote occurs when a broker returns a proxy but does not have the authority to vote on a particular proposal without a specific instruction from the owner of the shares.

Costs of solicitation.    We are paying Innisfree M&A Incorporated, a proxy solicitation firm, $12,000 plus expenses to help us with the solicitation. In addition, our employees may solicit proxies personally, electronically, by telephone or by mail. We also reimburse, on request, the fees and expenses of brokers and other nominees for sending you the proxy materials and sending in your vote.

Results of the voting.    We plan to announce the results of the voting at the annual meeting. We will also publish the results in our Quarterly Report on Form 10-Q that we will file with the Securities and Exchange Commission (SEC) in August 2004.

Annual meeting to be broadcast on our Web site.    The annual meeting will be broadcast live over the Internet at our corporate Web site at www.genzyme.com/corp/investors/inv  home.asp. For more information, and to listen to the meeting, please go to the Investors area of the site. The content of our Web site is not incorporated into this document.

STOCK OWNERSHIP

        The table below shows how many shares are held by anyone who is known to us to own more than 5% of the outstanding shares of our common stock. The information in this table is as of March 31, 2004 and is based on filings submitted by these companies to the SEC regarding their ownership of our stock. Unless noted, each shareholder has sole voting and investment power for the shares listed in the table.

	Shares of Common Stock Beneficially Owned	%
Citigroup, Inc.(1) 399 Park Avenue New York, NY 10043	22,032,527	9.75
Fidelity Management & Research Co.(2) 82 Devonshire Street Boston, MA 02109	12,869,630	5.69
Wellington Management Company, LLP(3) 75 State Street Boston, MA 02109	23,721,926	10.49

(1)
Citigroup Inc. is a holding company, investment manager and advisor for Citicorp Bank. Citigroup shares voting and dispositive power for all of the shares listed, including with certain of its subsidiaries. No single client of Citigroup or its subsidiaries is known to own more than 5% of the shares listed. Of the shares listed:

•
Citigroup Global Market Holdings, Inc. (Citigroup Holdings), a holding company of which Citigroup is the sole stockholder, shares voting and dispositive power for 21,705,032 of the shares listed;

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Citigroup Financial Products, Inc. (CFP), of which Citigroup Holdings is the sole stockholder, shares voting and dispositive power for 14,911,400 of the shares listed; and

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Citigroup Global Markets, Inc., of which CFP is the sole stockholder, shares voting and dispositive power for 14,303,060 of the shares listed.

(2)
Fidelity Management & Research Company (Fidelity) is a wholly-owned subsidiary of FMR Corp. and an investment advisor and is reporting the shares listed for other investment companies, who act as investment advisors. Fidelity has sole power to vote or to direct the vote for 467,140 of the shares listed. No single client of Fidelity or its investment companies is known to own more than 5% of the shares listed.

(3)
Wellington Management Company, LLP is a holding company and registered investment advisor. Its clients can receive or direct the receipt of dividends and proceeds from sales of shares disposed of by Wellington Management. Wellington Management has the power to dispose or to direct the disposition of all of the shares listed and has shared power to vote or to direct the vote with respect to 11,842,497 shares. No single client is known to own more than 5% of the shares listed.

        The following table shows how many of the outstanding shares of our common stock are held by our executive officers listed in the compensation table on page 15, our directors, and all of our current executive officers and directors together as a group. Unless otherwise noted, each director and officer has sole voting and investment power for the shares listed. The information in this table is as of March 31, 2004 and is based on filings submitted by these individuals to the SEC.

	Shares of Common Stock Beneficially Owned(1)%
Henri A. Termeer(2)	3,237,831	1.4
Earl M. Collier, Jr.	363,100	*
G. Jan van Heek(3)	347,249	*
Peter Wirth	585,731	*
Michael S. Wyzga	144,993	*
Constantine E. Anagnostopoulos(4)	86,643	*
Douglas A. Berthiaume(5)	120,340	*
Henry E. Blair	64,361	*
Robert J. Carpenter	198,237	*
Charles L. Cooney(6)	55,048	*
Victor J. Dzau	36,321	*
Sen. Connie Mack III(7)	38,321	*
All current officers and directors as a group (16 people)	6,299,081	2.8

(1)
The shares listed include the following stock options exercisable within 60 days after March 31, 2004:

Number of Shares Subject To Stock Options
Henri A. Termeer	2,533,644
Earl M. Collier, Jr.	362,205
G. Jan van Heek	316,741
Peter Wirth	578,045
Michael S. Wyzga	130,671
Constantine E. Anagnostopoulos	65,458
Douglas A. Berthiaume	58,138
Henry E. Blair	58,138
Robert J. Carpenter	150,261
Charles L. Cooney	41,458
Victor J. Dzau	36,321
Sen. Connie Mack III	36,321
All current officers and directors as a group (16 people)	5,317,942

(2)
The stock beneficially owned by Mr. Termeer includes 2,371 shares held by his wife and 1,256 shares held in trusts for the benefit of Mr. Termeer's children. Mr. Termeer disclaims beneficial ownership of all shares held by his wife and the trusts.

(3)
The stock beneficially owned by Mr. van Heek includes 23,564 shares held by his wife. Mr. van Heek disclaims beneficial ownership of all shares held by his wife.

(4)
The stock beneficially owned by Dr. Anagnostopoulos includes 100 shares held by his wife. Dr. Anagnostopoulos disclaims beneficial ownership of all shares held by his wife.

(5)
The stock beneficially owned by Mr. Berthiaume includes 4,048 shares held by his wife. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(6)
The stock beneficially owned by Dr. Cooney includes 10,654 shares held jointly with his wife, 240 shares held individually by his wife and 2,696 shares held by his son. Dr. Cooney disclaims beneficial ownership of all shares held individually by his wife and by his son.

(7)
The stock beneficially owned by Senator Mack includes 2,000 shares held in a trust for the benefit of his wife.

ELECTION OF DIRECTORS

        In April 2004, our board of directors voted to increase the number of directors sitting on our board from eight to nine. In addition to nominating Douglas A. Berthiaume and Henry E. Blair for re-election to the board, our nominating and corporate governance committee has nominated a new director, Gail K. Boudreaux, for election to the board.

        Each of the nominees has agreed to serve as a director if he or she is elected. If for some reason a nominee is unable to serve, the nominating and corporate governance committee will propose a substitute nominee and the proxies will vote to approve the election of the substitute nominee.

        Our charter divides the board of directors into three classes, with each class being as equal in size as possible. Each class of directors is elected for a three-year term. The nominees for election this year will have terms expiring in 2007. Set forth below are the biographies of each nominee, followed by biographies of our directors who are continuing in office:

Douglas A. Berthiaume, director since 1988

        Mr. Berthiaume, 55, is Chairman, President and Chief Executive Officer of Waters Corporation, a high technology manufacturer of high performance liquid chromatography instrumentation and consumables, and thermal analysis and mass spectrometry products used for analysis and purification. From November 1990 to August 1994, he was President of the Waters Division of Millipore Corporation.

Henry E. Blair, director since 1981

        Mr. Blair, 60, is the Chairman, President and Chief Executive Officer of Dyax Corp., which develops and commercializes new products for the pharmaceutical and biopharmaceutical industries. He has served as a director and officer of Dyax since its formation in 1989. Prior to January 1990, Mr. Blair was our Senior Vice President, Scientific Affairs from the time he co-founded Genzyme in 1981. Mr. Blair is a director of Esperion Therapeutics, Inc. and is a member of the board of overseers at Tufts University School of Medicine, and the CBR Institute for Bio-Medical Research.

Gail K. Boudreaux

        Ms. Boudreaux, 43, is the President of Blue Cross and Blue Shield of Illinois, a division of Health Care Service Corporation and the oldest and largest health insurance company in Illinois. From June 1982 to August 2002, Ms. Boudreaux held various positions of increasing responsibility at Aetna, Inc., a provider of health, dental, group, life, disability and long-term care benefits, including Senior Vice President and Head of Aetna Group Insurance, Vice President of Customer Service, and Regional Manager, Capitol Region. Ms. Boudreaux is a director of Dental Network of America, a subsidiary of Health Care Service Corporation.

DIRECTORS CONTINUING IN OFFICE

        The following directors were elected at our 2002 Annual Meeting for terms ending in 2005:

Constantine E. Anagnostopoulos, director since 1986

        Dr. Anagnostopoulos, 81, is Managing General Partner of Gateway Associates, which is the general partner of Gateway Venture Partners III, L.P., a venture capital partnership. He is a retired corporate officer of Monsanto Company, and is also a director of Dyax Corp.

Robert J. Carpenter, director since 1994

        Mr. Carpenter, 59, is Chairman and Chief Executive Officer of Peptimmune, Inc., which develops immunotherapies for treating auto-immune and allergy diseases. He is also President of Boston Medical Investors, Inc., a privately-held company he formed in 1994 that invests in early stage health care companies. From November 1991 until it was merged with us in December 2000, Mr. Carpenter was Chairman of GelTex Pharmaceuticals, Inc., a pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. He was President and Chief Executive Officer of VacTex, Inc., a privately-held biotechnology company which he co-founded, from November 1995 until its acquisition by Aquila Biopharmaceuticals, Inc. in April 1998. Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with us in 1989. Following the merger and until 1991, Mr. Carpenter was our Executive Vice President, and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc.

Charles L. Cooney, director since 1983

        Dr. Cooney, 59, is a Professor of Chemical and Biochemical Engineering, Faculty Director, Deshpande Center for Technological Innovation and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology. Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc., a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a principal of BioInformation Associates, Inc., a consulting company.

        The following directors were elected at our 2003 annual meeting for terms ending in 2006:

Victor J. Dzau, M.D., director since 2000

        Dr. Dzau, 58, is the Hersey Professor of the Theory and Practice of Medicine at the Harvard Medical School and Chairman of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women's Hospital in Boston, Massachusetts. Prior to this, from 1995 to 1996, he was the Arthur L. Bloomfield Professor and Chairman of the Department of Medicine at Stanford University in Stanford, California. Dr. Dzau also serves as a director of Corgentech, Inc. and serves on the board of trustees of Partners Healthcare System and Brigham and Women's Hospital.

Senator Connie Mack III, director since 2001

        Senator Mack, 63, served as a United States Senator from the state of Florida from January 1989 until January 2001. He is currently a senior policy advisor to Shaw Pittman, a Washington, D.C. law firm and is also an advisory board member to Household International, Inc., a consumer financial services company. He is Chairman of the Board of the H. Lee Moffitt Cancer Center and Research Institute. Senator Mack is also a director of Mutual of America, Darden Restaurants, EXACT Sciences Corporation, Moody's Corp. and LNR Properties.

Henri A. Termeer, director since 1983

        Mr. Termeer, 58, has served as our President and a Director since October 1983, as Chief Executive Officer since December 1985 and as Chairman of the Board since May 1988. For ten years prior to joining us, Mr. Termeer worked for Baxter Travenol Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is a director of ABIOMED Inc. and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

DIRECTOR COMPENSATION

        Employee directors do not receive any additional compensation for their service on the board of directors. Non-employee directors receive the following:

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  a quarterly retainer of $6,250;

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  $1,500 for each board meeting they attend, either in person or by telephone;

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  $1,000 for each committee meeting they attend in person or $500 if they participate by telephone; and

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  a quarterly retainer of $1,000 for service as a committee chair.

        Under our director deferred compensation plan, each director may choose to defer the cash compensation payable to him as a director until his service as a director ends or until a specified date. He can elect to defer his compensation in exchange for cash, stock or a combination of cash and stock. As of March 31, 2004, three of the seven eligible directors had accounts under the plan, and one director is actively participating under this plan.

        Directors also receive stock option grants for each year (or partial year) that they serve on our board. Currently, grants are made when a director is elected, appointed or re-elected to the board. The terms of these grants include:

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  options to purchase 6,000 shares of stock for each year of a director's term of office, or options to purchase 18,000 shares upon election or re-election to a three-year term of office;

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  an exercise price equal to the closing price of the stock on the date of grant;

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  6,000 shares becoming exercisable on the date of each annual meeting following the date of grant, and

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  a term of ten years.

        Options are granted automatically under our 1998 Director Option Plan under a formula that, prior to the elimination of our tracking stocks, granted options to purchase 18,000 shares of each of Genzyme General, Genzyme Biosurgery and Molecular Oncology Stock at the time a director was elected or re-elected to the board for a three-year term. With the elimination of our tracking stocks, only Genzyme General Stock is available for grant under the plan. In August 2003, the compensation committee reviewed the equity compensation of directors and in December 2003, made a recommendation to the board to amend the plan, which the board approved subject to shareholder approval, to provide for an annual grant of options to purchase 15,000 shares of Genzyme General Stock to each board member, to become exercisable on the date of the next annual meeting following the date of grant. In addition, to ensure all directors receive equity compensation at the same level, the remaining current directors who are not executive officers will be granted options for 9,000 shares each, to complement options for 6,000 shares that are vesting on May 27, 2004. More information about this proposal may be found on pages 23-25 of this proxy statement.

        Mr. Carpenter receives compensation in his capacity as chairman and chief executive officer of Peptimmune, Inc. which, until the sale by Peptimmune of additional shares of its preferred stock on March 4, 2003, was a wholly-owned subsidiary of ours. He has been granted options to purchase 2,950,000 shares of Peptimmune common stock. Peptimmune paid Mr. Carpenter a total of $253,978 in 2003. We currently own approximately 12% of the outstanding Peptimmune stock.

BOARD MEETINGS AND COMMITTEES

        The board of directors held 12 meetings during 2003, including an annual two-day strategic review. The board has a standing audit committee, compensation committee, and nominating and corporate governance committee. Each committee operates under a written charter adopted by our board which is publicly available on our Web site, www.genzyme.com. The contents of our Web site are not part of this document.

        We expect our board members to rigorously prepare for, attend and participate in all board and applicable committee meetings. Absent compelling and stated reasons, directors who attend fewer than 75% of regularly scheduled board and committee meetings in each of two consecutive years should not be nominated for re-election when their current term expires. Each board member is expected to ensure that other existing and planned future commitments do not materially interfere with their service as a director. We also expect that all of our board members will attend our annual meeting of shareholders. In 2003, each director attended at least 75% of all meetings of the board and all committees of the board on which he served. In addition, all of our directors attended the May 29, 2003 annual meeting of shareholders.

Audit Committee

        The audit committee held nine meetings in 2003. Current members are Mr. Berthiaume (chairman), Dr. Anagnostopoulos and Senator Mack, each of whom is independent as defined by the NASDAQ Stock Market marketplace rules. Our board has identified Mr. Berthiaume as our audit committee financial expert. The committee evaluates and selects our independent auditors, reviews our audited financial statements and discusses the adequacy of our internal controls with management and the outside auditors. The committee also supervises the relationship between the company and its outside auditors, reviews the scope of both audit and non-audit services and related fees, and determines the independence of the outside auditors.

Audit Committee Report

        In the course of our oversight of Genzyme's financial reporting process, we have (i) reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2003, (ii) discussed with PricewaterhouseCoopers LLP, the company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and (iii) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

        Based on the foregoing review and discussions, we recommended to the board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

By the Audit Committee,
Douglas A. Berthiaume, Chairman Constantine E. Anagnostopoulos Senator Connie Mack

Nominating and Corporate Governance Committee

        The purpose of the nominating and corporate governance committee is to assist the board of directors by identifying and nominating qualified individuals to become board members, to nominate candidates for appointment to board committees, to monitor a process to assess the effectiveness of the board and its committees, and to develop and implement the company's corporate governance guidelines. The committee met three times during 2003. Current members of the committee are Sen. Mack (chairman), Drs. Anagnostopoulos, Cooney and Dzau and Mr. Berthiaume, each of whom is independent as defined by the listing standards applicable to NASDAQ National Market® issuers.

        Director selection criteria.    The nominating and corporate governance committee is responsible for reviewing with the board, on an annual basis, the appropriate personal characteristics and professional competencies required of board members to work together as a team to properly oversee Genzyme's strategies and operations.

        In general, all board members are expected to possess certain personal characteristics necessary to creating a functional board: high personal and professional ethics, integrity and values; practical wisdom and mature judgment; an inquisitive and objective perspective; professional experience at a policy-making level in business, government, education or medicine; time availability for in-person participation at all board and committee meetings; and a commitment to representing the long-term interests of our shareholders. We also recognize the desirability of racial, ethnic and gender diversity in board membership.

        In addition, the board as a group is expected to encompass the range of professional competencies advantageous to overseeing Genzyme's diverse businesses. These professional competencies include accounting and financial literacy, industry knowledge, patient-based or payor-based experience or perspective, relevant medical or scientific knowledge, business, government or management experience, and experience with international markets.

        Independence is an important selection criterion for nomination to our board. Independent directors should be free of any relationship with Genzyme or its management that may impair, or appear to impair, the director's ability to make independent judgments. At a minimum, independent directors must satisfy the criteria for independence established by NASDAQ®.

        Finally, candidates should be enthusiastic and excited about their service on our board and working collaboratively with existing board members to create value for all of our shareholders.

        Shareholder nominations for directorships.    Shareholders may propose a director candidate for consideration by the nominating and corporate governance committee by directing such recommendation to the Clerk of Genzyme Corporation at 500 Kendall Street, Cambridge, Massachusetts 02142. The recommendation should include the nominee's name, qualifications for board membership and consent to nomination, as well as the name, number of shares of Genzyme stock owned and contact information of the person making the recommendation. A shareholder wishing to formally nominate a director for election at a shareholder meeting must comply with the provisions in our bylaws addressing shareholder nominations of directors. The committee will assess such recommendations and nominees based on the director selection criteria described above.

        Executive search firm.    During 2003, we engaged Spencer Stuart, an executive search firm, to assist us in identifying a qualified independent candidate for addition to our board. Spencer Stuart was charged with the task of identifying, screening and interviewing potential candidates for submission to the nominating and corporate governance committee. Ms. Boudreaux, a nominee for election as a director this year, was one of the candidates identified by Spencer Stuart for consideration by the nominating and corporate governance committee.

Compensation Committee

        The compensation committee held five meetings in 2003. Current members are Drs. Cooney (chairman), Anagnostopoulos and Dzau and Mr. Berthiaume. Each member of the committee qualifies as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, as a "non-employee director" as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and as "independent" as defined by the listing standards applicable to NASDAQ National Market issuers. The committee determines the compensation to be paid to all executive officers, including the chief executive officer, and administers our company benefit and equity plans. The committee is also responsible for making recommendations to the board for the compensation and benefits for non-employee directors.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        Our executive compensation program is designed to attract, retain, reward and motivate executive officers who contribute to our long-term success. We also seek to align executive compensation with the achievement of business objectives and individual and corporate performance. There are three elements to our executive compensation program:

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  base salary;

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  annual incentive bonuses; and

  •
  stock option grants.

        For several years, we have engaged Towers Perrin, a leading international compensation consulting firm with special expertise in biotechnology and pharmaceutical industry compensation practices, to assist us in our analysis of executive compensation. We have hired Towers Perrin to advise us of developments in the design of compensation packages and to provide benchmarks to compare our total compensation packages to those of companies who we compete with for executive positions.

        To determine executive compensation for 2003, we reviewed information from SEC filings and proxy statements for peer companies, and compensation surveys of the pharmaceutical and biopharmaceutical industries provided by Towers Perrin. Our objective is to ensure that base salary ranges for our executive positions are competitive with a selected group of major biopharmaceutical companies and size-adjusted biopharmaceutical companies (with regressed annual revenues to $1.6 billion). We believe this is an appropriate group to measure cash and equity compensation against because we look to this competitive marketplace to fill our executive positions. Each year we review our compensation philosophy for both equity and cash compensation, with the objective of ensuring our compensation program continues to be competitive and appropriate.

        At the May 29, 2003 annual meeting of shareholders, a non-binding shareholder proposal requesting that our board establish a stock option expensing policy passed by a majority vote. In August 2003, the full board undertook a review of the stock-based compensation expense issues of accounting and disclosure. Our review covered:

  •
  the relevant accounting principles applicable to accounting for stock options, including APB 25 (the intrinsic value approach) and FAS 123 (the fair value approach), and FAS 148 (amending the disclosure requirements of FAS 123 and containing certain transition rules);

  •
  actions taken by other companies with respect to adopting FAS 123, including any actions taken by other major biotech or pharmaceutical companies;

  •
  the accounting implications of adopting FAS 123; and

  •
  an analysis of the accounting impact of using other types of equity awards.

At the conclusion of this review, we determined that at this time it was appropriate for us to continue to apply the intrinsic value approach to accounting for stock options, while disclosing the fair value approach in the footnotes to our financial statements. The accounting standards-setting agencies are actively deliberating the issue of stock-based compensation and we believe it is in the best interests of the company and its shareholders to await for their clarification, guidance and a consistent approach for the treatment of stock option expenses. On March 31, 2004, the Financial Accounting Standards Board (FASB) issued a proposal that generally would require companies to account for stock options using the fair value approach. The comment period for the proposal ends June 30, 2004.

        Base salary.    For 2003, Mr. Termeer recommended merit increases and base salary amounts for each executive officer other than himself based on his assessment of each executive officer's individual performance. We evaluated and approved Mr. Termeer's recommendations regarding each executive officer's base salary taking into account each executive officer's tenure and our subjective assessment of individual performance relative to the competitive market information. For 2003, we approved base salary increases ranging from 0% to 14%, with an average increase of 6%.

        Incentive bonuses.    A significant portion of executive officer compensation consists of annual incentive bonuses. The bonus targets are closely tied to performance measures, at both the corporate level and at individual areas of responsibility. We established a bonus target for each executive officer prior to the beginning of 2003 using the same data sources considered in setting base salaries. Mr. Termeer recommended the bonus targets for each executive officer other than himself, and we evaluated and approved the targets. The bonus targets included both an individual performance component and a corporate performance component. The individual performance component included a business unit performance component, payable at our discretion, for those executive officers with operating responsibility for a specific business unit.

        The corporate performance component was payable based on the extent to which Genzyme achieved the operating income goals approved by the board of directors in connection with setting the 2003 annual budget. The current corporate performance bonus formula allows for 100% payment when 100% of the target is met. If the target is exceeded, for every 1% above the target, 2.5% is added to the bonus payment up to a maximum of 150% payment for achievement of 120% or more of the target. If the target is not met, for every 1% below the target, 1.5% is reduced from the bonus payment. No corporate bonus is paid if less than 86% of the target is met. For 2003, Genzyme exceeded the operating income goals established in the 2003 budget by 10% and we awarded the corporate performance component at 125% of target. For executive officers with operating responsibility for specific business units, we awarded the business unit component at 110% to 150% of target. Mr. Termeer made recommendations to us for the individual performance component based on his evaluation of each officer's performance for the year. For 2003, we awarded aggregate total bonuses ranging from 100% to 131% of target.

        Stock options.    We have established guidelines to limit the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding. Annual option awards for Genzyme General stock were made in May 2003 to qualified employees of the company, including the executive officers. In determining the number of options to grant to each executive officer, we looked at competitive equity data provided by Towers Perrin, the company's expected business position for the next several years and our stock option granting history. Total option grants to our executive officers, other than Mr. Termeer, ranged from 22,500 to 90,000 shares.

        Mr. Termeer's compensation.    In determining Mr. Termeer's base salary for 2003, we considered compensation data from several executive officer compensation sources, including those used in setting the base salaries for the other executive officers. We also considered Mr. Termeer's length of service with the company, his overall job performance and our desire to continue to make a significant portion of his overall cash compensation dependent on performance-based bonuses rather than base salary. We considered several corporate performance measures from 2002, including:

  •
  Consolidated revenues reached $1.3 billion, an increase of 9% from 2001;

  •
  Fabrazyme® rollout expansion in 2002 to include 26 countries;

  •
  completion of regulatory filings for Fabrazyme and Aldurazyme®;

  •
  continued progress in the Pompe disease program;

  •
  improved visibility of the manufacturing and distribution process for Renagel®;

  •
  Cerezyme® product growth of 9% over 2001, through continued global expansion;

  •
  advancing clinical development of several cancer vaccines while reducing Molecular Oncology division operating losses by $6.2 million; and

  •
  expansion of market penetration for Synvisc®, including obtaining approval for the use of Synvisc in the hip in the European Union.

        We believe that a significant portion of Mr. Termeer's cash compensation should be tied to performance. Therefore, we set Mr. Termeer's 2003 combined bonus target at 100% of his base salary, with 60% of the bonus tied to corporate performance and 40% tied to individual performance. Based on our assessment of the corporate and individual objectives we established for him, Mr. Termeer received 129% of his targeted bonus. In reviewing Mr. Termeer's performance, we considered the following events and achievements in 2003:

  •
  consolidated revenues reached $1.7 billion, an increase of 30% from 2002;

  •
  simplification of our capital structure by eliminating our tracking stocks;

  •
  FDA approvals for Fabrazyme and Aldurazyme, allowing us to bring critical therapies to patients;

  •
  Initiation of clinical trials for Myozyme™ to treat Pompe disease, a devastating disorder that attacks the very young;

  •
  expansion of capacity at our Allston manufacturing facility by 50%;

  •
  U.S. and E.U. approval of our new cGMP manufacturing facilities in each of Waterford, Ireland and Haverhill, UK which will provide increased capacity to support the growth of Renagel; and

  •
  the acquisition of SangStat Medical Corporation, which provides us with an immune-oriented pipeline and Thymoglobulin, a leading antibody product used in organ transplantation.

        In May 2003, we granted Mr. Termeer options to purchase 475,000 shares of Genzyme General Stock. We determined the number of options to grant to Mr. Termeer by considering the same sources used for the other executive officers, plus an analysis of companies in other sectors with financial characteristics (such as revenues and market capitalization) similar to Genzyme.

        Tax law limits on executive compensation.    Section 162(m) of the Internal Revenue Code does not permit Genzyme a federal income tax deduction for taxable year compensation in excess of $1,000,000 paid to our chief executive officer and the other four most highly paid officers of Genzyme. Certain performance-based compensation that has been approved by shareholders is not subject to the limit. Our shareholders have approved the 2001 Equity Incentive Plan, which is designed to maximize the deductibility of certain awards under that plan. We have in the past and may in the future award compensation that is not fully deductible under the statute when we view such compensation as consistent with our compensation policies and in the best interests of the company and its shareholders.

By the Compensation Committee,
Charles L. Cooney, Chairman Constantine E. Anagnostopoulos Douglas A. Berthiaume Victor J. Dzau

Summary Compensation Table

	ANNUAL COMPENSATION			LONG-TERM COMPENSATION AWARDS Securities Underlying Options(#)
Name and Principal Position	Year	Salary($)(1)	Bonus($)	Genzyme General Stock	Biosurgery Stock(2)	Molecular Oncology Stock(2)	All Other Compensation ($)(3)(4)
Henri A. Termeer Chief Executive Officer	2003 2002 2001	1,237,745 1,162,202 1,037,680	1,596,692 312,000 1,100,000	475,000 600,000 500,000	0 125,000 250,000	0 125,000 100,000	31,985 30,700 23,170
Earl M. Collier, Jr. Executive Vice President	2003 2002 2001	455,000 435,000 410,000	401,250 56,300 217,200	90,000 184,100 21,000	0 75,000 163,000	0 11,600 9,000	8,000 7,500 6,800
G. Jan van Heek Executive Vice President	2003 2002 2001	440,000 472,877 441,459	431,250 71,300 312,600	90,000 192,600 56,000	0 26,700 18,157	0 11,600 9,000	8,000 155,178 146,667
Peter Wirth Executive Vice President; Chief Legal Officer	2003 2002 2001	600,000 565,000 527,000	417,000 83,100 309,000	90,000 185,300 62,000	0 29,700 23,520	0 40,000 28,000	9,927 7,500 6,800
Michael S. Wyzga Executive Vice President; Chief Financial Officer	2003 2002 2001	410,000 380,000 336,000	381,800 70,000 250,000	90,000 93,100 40,000	0 19,300 27,974	0 14,800 9,000	6,938 7,500 6,800

(1)    For Mr. van Heek, salary includes a vacation allowance paid in The Netherlands of $32,887 in 2002 and $31,179 in 2001.

(2)    Effective July 1, 2003, as part of the elimination of our tracking stock structure, we converted each option to purchase Biosurgery stock into an option to purchase 0.04945 of a share of Genzyme General stock. In addition, each option to purchase Molecular Oncology stock was converted into an option to purchase 0.05614 of a share of Genzyme General stock. The shares listed for Biosurgery Stock and Molecular Oncology Stock are as granted before the conversion.

(3)    Amounts consist of Genzyme contributions under our retirement savings plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include $16,370 in insurance premiums we paid for life and disability insurance benefits in 2003, 2002 and 2001. For Mr. Wirth, the reported amounts also include $1,315 for life insurance premiums we paid in 2003. For Mr. van Heek, in 2002, the amounts consist of Genzyme contributions under our retirement savings plans in the U.S. ($7,500) and The Netherlands ($142,766) and for life insurance premiums paid in The Netherlands ($4,912); in 2001, the amounts consist of Genzyme contributions under our retirement savings plans in the U.S. ($6,800) and The Netherlands ($135,400) and for life insurance premiums paid in The Netherlands ($4,467).

(4)    Amounts payable to the executive officers upon a change in control of the company are discussed under the heading "Option Acceleration Upon Change in Control" on page 16.

Option Grants in Last Fiscal Year

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal 2003
			Exercise or Base Price ($/Share) (1)
Name				Expiration Date
					5%($)(2)	10%($)(2)
Henri A. Termeer	475,000	6.35	46.24	05/29/13	13,813,042	35,004,959
Earl M. Collier, Jr.	90,000	1.20	46.24	05/29/13	2,617,208	6,632,519
G. Jan van Heek	90,000	1.20	46.24	05/29/13	2,617,208	6,632,519
Peter Wirth	90,000	1.20	46.24	05/29/13	2,617,208	6,632,519
Michael S. Wyzga	90,000	1.20	46.24	05/29/13	2,617,208	6,632,519
All Genzyme shareholders (3)	—	—	46.24	—	6,585,037,963	16,619,704,464

(1)    Options were granted for Genzyme General Stock under the 2001 Equity Incentive Plan at 100% of fair market value on the date of grant. The options have a ten-year term and are exercisable as to 20% on the date of grant with an additional 20% vesting annually over the next four years on the anniversary of the date of grant.

(2)    The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast future appreciation, if any, in the price of the securities. In order to realize the potential values in the 5% and 10% columns of this table, the trading price of the stock would have to be approximately 63% and 159% above the exercise price for each option, or $75.37 and $119.76.

(3)    The amounts shown for all our shareholders reflect the potential value if the Genzyme General Stock appreciated at the rates shown over the term of the options, if shareholders bought the shares in 2003 at the listed option exercise price.

Aggregated Option Exercises in Last Fiscal Year and
Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2003(#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2003($) Exercisable/Unexercisable (1)
Henri A. Termeer	420,000	$16,202,363	2,315,909/968,898	$51,735,061/$7,228,988
Earl M. Collier, Jr.	30,000	$644,235	301,056/200,599	$5,010,762/$2,174,713
G. Jan van Heek	212,399	$6,672,095	251,069/220,627	$3,664,595/$2,355,320
Peter Wirth	—	—	562,254/221,447	$12,096,651/$2,314,346
Michael S. Wyzga	49,537	$967,761	88,020/151,122	$818,151/$1,285,323

(1)    This number is calculated by subtracting the option exercise price from the closing price of the underlying common stock on December 31, 2003, then multiplying that number by the number of shares under the option. The closing price of Genzyme General Stock on December 31, 2003 was $49.29.

Option Acceleration Upon Change in Control

        All options to purchase shares that we have granted to our executive officers contain a provision for acceleration of exercisability of all unvested options in the event of a change in control of Genzyme.

Executive Employment Agreements

        Mr. Termeer has an employment agreement that renews automatically each January 1 for an additional one-year period, unless written notice of non-renewal is given. The agreement provided for an initial base salary in 1990 of $300,000 and is subject to increases approved by the board or the compensation committee.

        Mr. Wirth has an employment agreement that renews automatically each January 1 for an additional one-year period, unless written notice of non-renewal is given. The agreement provided for his employment in a half-time capacity for an initial base salary in 1996 of $225,000. When he became a full-time employee in October 1996, his base salary increased to $380,000 and is subject to increases approved by the board or the compensation committee.

        Both agreements provide for:

  •
  certain life and disability insurance benefits;

  •
  participation in the cash bonus plan;

  •
  participation in equity incentive plans;

  •
  a lump sum payment of two times annual salary and bonus and full vesting of all rights and options under stock or other equity incentive plans in the event that employment is terminated without cause;

  •
  a lump sum severance payment of three times annual salary and bonus if employment is terminated by us without cause or by him for good reason following a change in control;

  •
  following termination due to a change in control:

  •
  a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan as if employment had continued for three years,

  •
  continuation of the life, accident and health insurance coverage for three years, unless comparable benefits are provided by a new employer, and

  •
  in certain circumstances, legal costs and relocation expenses associated with the termination; and

  •
  customary confidentiality, non-competition and ownership of inventions provisions.

Executive Severance Agreements

        We have severance agreements with all of our executive officers other than Messrs. Termeer and Wirth. These agreements renew automatically each December 31 for an additional one-year period, unless written notice of non-renewal is given. Under these agreements, payments will be made under certain circumstances following a change in control, and provide for:

  •
  a lump sum severance payment of two times annual salary and bonus;

  •
  a cash payment equal to the additional benefit which would have been earned under our retirement and benefit plans if employment had continued for two years following the date of termination;

  •
  participation in life, disability, accident and health insurance plans for 24 months, unless comparable benefits are provided by a new employer; and

  •
  in certain circumstances, legal costs and relocation expenses associated with such termination.

STOCK PERFORMANCE GRAPH

        This graph compares the five-year cumulative total shareholder returns for our common stock to that of the S&P 500 Composite Index and the NASDAQ Pharmaceutical Index. The cumulative returns are based on a $100 investment on January 1, 1999, with all dividends being reinvested.

        All amounts reflect a 2-for-1 split of Genzyme General Stock on June 1, 2001. Since December 31, 1998 we have made the following adjustments on shares of Genzyme General Stock:

  •
  On June 28, 1999, we distributed 0.08951 of a share of Genzyme Surgical Products Stock for one share of Genzyme General Stock. Genzyme Surgical Products Stock converted into Biosurgery Stock on December 18, 2000 at a rate of 0.606 for 1.

  •
  On July 1, 2003, in connection with the elimination of our tracking stock structure, each share of Biosurgery Stock was exchanged for 0.04914 of a share of Genzyme General Stock and each share of Molecular Oncology Stock was exchanged for 0.05653 of a share of Genzyme General Stock.

EQUITY PLANS

        The following table gives information about shares that may be issued under our 1997 Equity Incentive Plan, 2001 Equity Incentive Plan, 1998 Director Stock Option Plan, Directors' Deferred Compensation Plan and 1999 Employee Stock Purchase Plan, as of December 31, 2003:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and right) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	12,079,672	(1)	$33.66	6,440,559	(2)
Equity compensation plans not approved by security holders	18,659,469		$40.73	2,545,833
Total	30,739,141		$37.95	8,986,392

(1)    Includes 18,373 options outstanding at a weighted average exercise price of $5.47 assumed in our acquisition of Novazyme Pharmaceuticals, Inc. in September 2001 and 5,513 shares in deferred compensation obligations that may be paid out in common stock.

(2)    Includes 1,353,617 shares that may be issued under our Employee Stock Purchase Plan plus reserves under our Directors' Deferred Compensation Plan.

        The purpose of the 1997 Equity Incentive Plan is to attract and retain key employees and consultants, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in our long-term growth. All of our employees, except our officers and directors, are eligible to receive grants under this plan. The 1997 Equity Incentive Plan provides for the grant of nonstatutory stock options. No incentive stock options may be granted under the 1997 Equity Incentive Plan. The exercise price of option grants may not be less than the fair market value on the date of grant. Option grants have a maximum term of ten years and generally vest over four years. The compensation committee determines the terms and conditions of each award, including who is eligible to receive awards, the form of payment of the exercise price, the number of shares granted and the exercisability date. The 1997 Equity Plan was approved by our board of directors in October 1997.

PROPOSAL TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN

General

        The purpose of our 1999 Employee Stock Purchase Plan is to provide employees who wish to become shareholders an opportunity to buy shares under the plan on favorable terms. The plan terminates on March 24, 2009. As of March 31, 2004, 3,329,391 shares of Genzyme General Stock were authorized for issuance under the plan.

        The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. As a result of elimination of the Genzyme Biosurgery and Genzyme Molecular Oncology tracking stocks, effective July 1, 2003, the shares authorized under the plan for Biosurgery Stock and Molecular Oncology Stock were converted into shares of Genzyme General Stock.

        As of March 31, 2004, approximately 5,600 employees were eligible to participate in the plan. The closing price of our stock on March 31, 2004 as reported by NASDAQ was $46.78.

Administration and Eligibility

        The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the federal tax code. Our board grants rights to purchase stock under the plan, and through an administrator, determines the frequency and duration of enrollments and the date(s) when stock may be purchased. General terms of participation include:

  •
  voluntary participation by employees, with the right to withdraw from the program at any time before stock is purchased;

  •
  automatic withdrawal on termination of employment;

  •
  purchase price per share is 85% of the lower of the stock's fair market value at the beginning of an enrollment period or on the purchase date;

  •
  payment is made through payroll deductions, lump sum cash payments, or both, if permitted by the board;

  •
  no employee may participate if he or she would then own 5% or more of the voting power or the value of the company's common stock;

  •
  an employee may not buy more than $25,000 worth of stock in any calendar year, based on the fair market value of the stock on the enrollment date;

  •
  no employee may allocate more than 15% of his or her annual compensation to the purchase of stock under the plan; and

  •
  no more than 1% of the shares outstanding at the end of the previous fiscal year can be issued in the current calendar year.

Description of Amendments to the Purchase Plan

        On February 26, 2004, our board approved, subject to shareholder approval, an increase of 1,500,000 shares of Genzyme General Stock that may be purchased under the plan in order to ensure that sufficient shares are available to be issued until the next annual meeting of shareholders. The table below shows the total number of shares proposed to be authorized and available for issuance under the plan as of March 31, 2004:

Genzyme General Stock
Total currently authorized	3,329,391
Proposed increase	1,500,000

Proposed total authorized	4,829,391
Total available for issuance	976,079
Proposed increase	1,500,000

Proposed total available for issuance	2,476,079

Federal Income Tax Consequences Relating to Purchase Plan

        A U.S. employee does not realize taxable income either when participation begins on the first day of an enrollment period, or at the time shares are purchased. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before disposition.

        If an employee disposes of the shares both two years after the first day of an enrollment period and one year after the purchase date, he or she will recognize as ordinary income:

  •
  15% of the fair market value of the stock on the first day of the enrollment period or, if less,

  •
  the amount realized on the sale of the shares in excess of the purchase price.

        Any additional gain will be treated as long-term capital gain or loss. We are not allowed a tax deduction for any income realized by an employee who has met the holding period requirements.

        If an employee disposes of the shares before meeting the one-year and two-year holding periods, known as a disqualifying disposition, he or she will recognize as ordinary income:

  •
  an amount equal to the fair market value of the shares on the date of purchase minus the purchase price or, if less,

  •
  the amount realized on the sale of the shares in excess of the purchase price.

        We are allowed a tax deduction for the income from a disqualifying disposition that is included in an employee's compensation the year the shares are disposed of.

        Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for shares acquired under the plan begins on the purchase date.

PROPOSAL TO APPROVE OUR 2004 EQUITY INCENTIVE PLAN

General

        On February 26, 2004, our board adopted the 2004 Equity Incentive Plan, subject to shareholder approval. A copy of the plan is attached as Appendix A to this proxy statement and the summary of the plan provided below is qualified in its entirety by reference to the full text of the plan. The purpose of the plan is to:

  •
  attract, motivate and retain key employees and consultants capable of contributing to the successful performance of the company;

  •
  provide an incentive through stock ownership for participants to achieve long-range performance goals and create value for shareholders; and

  •
  enable employees and consultants to participate in our long-term growth.

        The plan provides for the grant of both incentive and nonstatutory stock options. The maximum number of shares available for issuance under the plan is 6,800,000 shares. As of March 31, 2004, approximately 5,600 employees were eligible for grants under the plan. The closing price of our stock on March 31, 2004 as reported by NASDAQ was $46.78. The plan will expire ten years after its effective date.

Administration and Eligibility

        Our compensation committee has adopted standards for the grant of stock options under the plan to eligible employees and consultants. The committee also periodically reviews the standards to determine if the levels of option grants appropriately reflect our growth and the value of our stock. The committee determines the terms and conditions of each option grant, including:

  •
  who is eligible to receive stock option grants;

  •
  the form of payment of the exercise price;

  •
  the number of shares subject to options; and

  •
  when the shares are exercisable.

        The exercise price of any stock option grant may not be less than 100% of the fair market value of the stock on the date of grant. Option grants under the plan may not be re-priced without shareholder approval.

        The standards for granting stock options under the plan include a new hire grant matrix and a general grant matrix. The new hire grant matrix determines the number of options that may be awarded to eligible new employees, other than executive officers, when they are hired. Eligibility for new hire stock option grants and the size of the grants are based on the employee's base compensation at his or her date of hire. The general grant matrix is based on an employee's base compensation plus an individual performance review rating. In order to qualify for a grant under the general grant matrix, an employee must have a rating of at least "successfully meets expectations." The senior or executive vice president responsible for a business unit approves the performance ratings for each employee in that business unit.

Summary of our Equity Compensation Program

        We believe our compensation programs must be competitive with the programs at our peer companies to attract and retain the talented people who are crucial to our success. Stock options are a critical component of the compensation packages at all of these companies.

        Stock options are inherently performance-based because their value is directly tied to the price of Genzyme stock over time. Our employees only benefit from stock options when the price of the stock has increased, as do shareholders. Value creation, as measured by our stock price, clearly aligns our equity program with shareholder interests. During 2003, Genzyme General Stock rose 67%, and during the five years from December 31, 1998 to December 31, 2003, Genzyme General Stock rose 98%.

        We also believe that equity should be distributed responsibly. Our compensation committee limits the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding, currently 3.5%, with the objective of managing the potential dilutive impact of stock options while continuing to provide option grants to substantially all of our employees. Since 1996, our stock option grants as a percentage of shares outstanding has declined from 30% to just under 17% at the end of 2003.

        On February 26, 2004, the compensation committee reviewed our existing equity plans, our history of granting stock options, and our intentions for using equity as part of our total compensation program for the coming year, which include using virtually all of the shares available for grant under our 1997 and 2001 equity plans for stock option grants in the current fiscal year. This will result in a shortage of shares that will impact our ability to remain competitive in attracting and retaining employees unless and until our shareholders approve the issuance of additional shares. Following that review, the compensation committee recommended to the board, and the board approved, the 2004 Equity Incentive Plan. The plan provides only for the grant of stock options. In addition, the board adopted amendments to our 1997 and 2001 Equity Incentive Plans to eliminate our ability to grant full value awards such as restricted stock. Our board believes that the 2004 Equity Incentive Plan will provide for sufficient shares to meet our needs for stock option grants until the May 2005 annual meeting of shareholders.

        The following table shows, as of March 31, 2004, the number of shares outstanding and available for grant from all of our existing equity plans:

Plan	Options Outstanding	Options Available for Grant
1997 Equity Incentive Plan	18,012,543	2,521,304
2001 Equity Incentive Plan	11,210,930	4,806,176
1998 Director Option Plan	434,258	208,233

	29,657,731	7,535,713

        Options outstanding have a weighted average exercise price of $38.45 and a remaining contractual life of 6.9 years, and include an aggregate of 732,302 options assumed in the acquisitions of Biomatrix, Inc. and GelTex Pharmaceuticals, Inc. in 2000, and Focal, Inc. and Novazyme Pharmaceuticals, Inc. in 2001. All stock options have been granted at a minimum exercise price that is equal to the fair market value of the underlying stock on the date of grant and have a maximum term of 10 years.

        We anticipate that the landscape for equity compensation will continue to evolve over the next year. Stock option expensing and other types of stock-based awards continue to be deliberated by companies, their shareholders, and standards-setting agencies. We believe that clarification, guidance and consistency are crucial to defining how equity programs are considered as an important compensation tool in the future. If our board were to judge that it was in the best interest of the company to utilize other types of equity compensation, we would be required to seek shareholder approval of such changes.

Federal Income Tax Consequences Relating to the Plan

        Incentive stock options.    A participant does not realize taxable income when an incentive stock option is granted or exercised. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before disposition.

        Incentive stock options can have beneficial tax treatment for a participant if certain holding period requirements are met. To qualify for this tax treatment the shares must be held:

  •
  two years from the date of grant; and

  •
  one year from the date of exercise.

If these holding period requirements are met, then when the shares are disposed of, the amount realized in excess of the amount paid for the shares is taxed to the participant as long-term capital gain and any loss will be a long-term capital loss. We are not allowed a tax deduction for the amount realized by the participant.

        If a participant disposes of the shares before meeting the one-year and two-year holding periods, known as a disqualifying disposition, the amount realized in excess of the amount paid for the shares is taxed to the participant as ordinary income. We are allowed a tax deduction for the income realized by a participant in a disqualifying disposition.

        Nonstatutory stock options.    A participant does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the participant will recognize ordinary income in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. We are allowed a tax deduction for the same amount. When the shares are disposed of, any additional gain in excess of the market value of the shares on the date of exercise is treated as short-term or long-term capital gain or loss. We are not allowed any additional tax deduction. Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year.

PROPOSALS TO AMEND OUR 1998 DIRECTOR STOCK OPTION PLAN

General

        The purpose of the director stock option plan is to attract and retain qualified persons, who are not also officers or employees of Genzyme, to serve as directors. The plan is designed to encourage stock ownership by these directors and provide incentives for them to promote our success as a whole. There are currently seven members of the board who participate in the plan. Mr. Termeer is not eligible to participate in the plan.

        Directors receive a stock option grant for each year (or partial year) served on the board. The terms for these grants are explained on page 9 under "Director Compensation." The closing price of our stock on March 31, 2004 as reported by NASDAQ was $46.78. The plan expires on March 6, 2008.

        There are currently 962,491 shares of Genzyme General Stock authorized under the plan, and as of March 31, 2004 there are options to acquire 434,258 shares outstanding and 208,233 shares available for grant. All shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock.

        As a result of the elimination of our tracking stock structure, effective July 1, 2003, the 327,640 shares of Biosurgery Stock authorized for issuance under the plan were converted into 16,099 shares of Genzyme General Stock, and the 290,000 shares of Molecular Oncology Stock authorized for issuance under the plan were converted into 16,392 shares of Genzyme General Stock.

Description of Amendments to the Plan

        Our compensation committee reviews director compensation generally every other year, and has made no recommendation to our board for adjustment to the equity component of director compensation since 2000. Following the elimination of our tracking stocks, the committee conducted a special review of the equity component of director compensation in August 2003. They conducted their review with information provided by Towers Perrin that analyzed the company's level of equity compensation to an expanded peer group. The committee decided to broaden their review to see how the company compared to a broader, cross-industry group. Towers Perrin assisted in compiling a list of companies that were similar in size and business objectives. The committee's goal was to determine an appropriate competitive position of equity compensation so that they could recommend a level of grant that was in closer alignment to our competitive group. The compensation committee made a recommendation to the board, and on December 2, 2003, our board approved an amendment to the plan that would provide each of our non-employee directors with annual option grants for 15,000 shares of Genzyme General Stock. In addition, on February 26, 2004, our board approved, subject to shareholder approval, an increase of 200,000 shares of Genzyme General Stock that may be issued upon exercise of options granted under the plan in order to ensure that sufficient shares are available in the future. The table below shows the total number of shares proposed to be authorized and available for issuance under the plan:

Genzyme General Stock
Total currently authorized	962,491
Proposed increase	200,000

Proposed total authorized	1,162,491
Total available for grant	208,233
Proposed increase	200,000

Proposed total available for issuance	408,233

        Our board believes that this increase will provide for sufficient shares to meet our needs for director option grants through May 2006.

        If the amendments are approved by shareholders and the three nominees for director are elected at the annual meeting, each nominee will be granted stock options for 15,000 shares of Genzyme General Stock. In addition, to ensure all directors receive equity compensation at the same level, the remaining current directors who are not executive officers will be granted options for 9,000 shares each, to complement options for 6,000 shares that are vesting on May 27, 2004.

Federal Income Tax Consequences Relating to the Plan

        Options granted under the plan are nonstatutory stock options. A director does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the director will recognize ordinary income in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. We are allowed a tax deduction for the same amount.

When the shares are disposed of, any additional gain in excess of the market value of the shares on the date of exercise is treated as short-term or long-term capital gain or loss. We are not allowed any additional tax deduction. Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year.

PROPOSAL TO RATIFY OUR SELECTION OF AUDITORS

        The firm of PricewaterhouseCoopers LLP, independent public accountants, has audited the books and accounts of the company since 1989 and have audited our financial statements for the years ending December 31, 2003, 2002 and 2001. The audit committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2004. Detailed disclosure of the audit and non-audit fees we paid to PricewaterhouseCoopers LLP in 2003 and 2002 may be found on page 33 of this proxy statement. Based on these disclosures and information in the audit committee report on page 10 of this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our board considers it desirable to seek, and recommends, shareholder ratification of its auditors for fiscal year 2004.

PROPOSAL TO AMEND AND RESTATE OUR CHARTER

        At the annual meeting, shareholders will be asked to consider and approve a proposal to amend and restate our Restated Articles of Organization, also referred to as our "charter" in this proxy statement. The proposed amendments, which reflect our simplified capital structure following the tracking stock exchange completed on June 30, 2003, are summarized below and include changes that would, among other things, (a) eliminate the Biosurgery Stock, Molecular Oncology Stock and Genzyme General Stock designations of separate series of Genzyme common stock to reflect that we now have a single series of outstanding common stock, (b) eliminate the Series B Junior Participating Preferred Stock (or Series B Preferred Stock) and Series C Junior Participating Preferred Stock (or Series C Preferred Stock) designations of separate series of Genzyme preferred stock, (c) increase the authorized amount of Series A Junior Participating Preferred Stock (or Series A Preferred Stock) from 2,000,000 shares to 3,000,000 shares and (d) make other changes in light of the Massachusetts Business Corporation Act. The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the form of Restated Articles of Organization attached as Appendix B to this proxy statement.

        Reasons for the charter amendment proposal.    On June 30, 2003, we completed the exchange of outstanding Biosurgery Stock and Molecular Oncology Stock for shares of Genzyme General Stock, an event that we refer to in this proxy statement as the "tracking stock exchange." Consequently, all holders of our common stock now hold Genzyme General Stock. In an effort to reflect this simplified capital structure, the proposed charter amendment would eliminate the provisions relating to tracking stock. The new charter would reflect that there are no longer any outstanding shares of Biosurgery Stock or Molecular Oncology Stock and that Genzyme General Stock is our only series of common stock, which, accordingly, may be referred to simply as "common stock." Upon effectiveness of the proposed amendments, outstanding shares of our common stock would no longer carry the designation "Genzyme General Division Common Stock."

        In addition to the amendments to reflect our simplified capital structure, additional changes are being proposed to conform the charter to provisions of the new Massachusetts Business Corporation Act, which will replace the current Massachusetts Business Corporation Law. The new act was approved by the Massachusetts legislature on November 26, 2003, and will become effective on July 1, 2004.

        Description of amendments to reflect our simplified capital structure following the June 30, 2003 tracking stock exchange.    There are three components to the amendments being proposed to reflect our simplified capital structure:

  •
  The elimination of Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock designations of separate series of common stock, resulting in a single series of common stock referred to simply as "common stock";

  •
  The elimination of Series B Preferred Stock and Series C Preferred Stock designations of separate series of our preferred stock; and

  •
  An increase in the authorized number of shares of Series A Preferred Stock from 2,000,000 shares to 3,000,000 shares.

        Common stock.    Under the proposed charter amendment, the 500,000,000 shares of common stock currently designated as Genzyme General Stock, the 40,000,000 shares of common stock currently designated as Molecular Oncology Stock and the 100,000,000 shares of common stock currently designated as Biosurgery Stock would no longer be so designated. Combined with the 50,000,000 shares of undesignated common stock we are currently authorized to issue under the charter, we would be authorized to issue 690,000,000 shares of a single series of common stock following the proposed amendment of the charter.

        Preferred stock and shareholder rights plan.    Under our shareholder rights plan, each series of common stock is associated with a series of preferred stock: the Genzyme General Stock is associated with Series A Preferred Stock, the Molecular Oncology Stock is associated with Series B Preferred Stock and the Biosurgery Stock is associated with Series C Preferred Stock. Thus, in connection with the proposed elimination of the Molecular Oncology Stock and Biosurgery Stock designations, the proposed charter amendment also would eliminate the designations of the Series B Preferred Stock and the Series C Preferred Stock, making the 1,000,000 shares of Series B Preferred Stock and the 400,000 shares of Series C Preferred Stock that we are currently authorized to issue under the charter undesignated as to a series. The 2,000,000 shares of Series A Preferred Stock designated under the current charter, however, would retain their designation and would be associated with the single series of common stock that would remain upon effectiveness of the charter amendment. In order to ensure that sufficient shares of Series A Preferred Stock are available for issuance in the event that the rights described in the rights plan are triggered, the proposed charter amendment would increase the authorized number of Series A Preferred stock from 2,000,000 shares to 3,000,000 shares. Consequently, out of the 10,000,000 shares of preferred stock we are authorized to issue under our charter, 7,000,000 shares would be undesignated as to a series following the charter amendment.

        In connection with the changes described above, our board has also approved an amendment to our shareholder rights plan. The current shareholder rights plan provides that each outstanding share of Genzyme General Stock carries with it a GGD Stock Purchase Right, currently unexercisable, that if triggered permits the holder to (a) purchase one two-hundredth of a share of Series A Preferred Stock, which in turn allows the holder to purchase Genzyme's or any successor entity's securities at a discount and/or (b) trade the GGD Stock Purchase Right separately from the common stock. The rights are triggered when a person acquires, or makes a tender or exchange offer to acquire, 15% of our common stock's voting power. The plan, however, prohibits the 15%-acquiror, or its affiliates, from exercising its purchase rights. As a result, the acquirer's interest in Genzyme would be substantially diluted. In connection with the proposed amendment to the charter, our board has approved an amendment to the plan that, upon effectiveness of the charter amendment, would re-designate each GGD Stock Purchase Right as a Stock Purchase Right and would provide that each outstanding share of common stock also represents one Stock Purchase Right.

        Description of amendments in response to the new Massachusetts Business Corporation Act.    The Massachusetts Business Corporation Act will permit Massachusetts corporations to engage in share exchanges, a form of transaction not contemplated under the Massachusetts Business Corporation Law. Under the Massachusetts Business Corporation Act, unless our charter provides otherwise, a share exchange requiring shareholder approval would require approval by two-thirds of the shares generally entitled to vote on the matter. The proposed restated charter would lower the required threshold to a majority. The proposed restated charter also would amend language in existing charter provisions to conform the language to that used in the Massachusetts Business Corporation Act.

        Effects of the amendments on holders of Genzyme General Stock.    As a result of the proposed amendments to the charter, each share of Genzyme General Stock, the only class of Genzyme common stock currently outstanding, would cease to carry such designation and would be referred to simply as common stock. The charter currently authorizes 690,000,000 shares of common stock, with 500,000,000 of such shares designated as Genzyme General Stock. The charter as proposed to be amended would continue to authorize 690,000,000 shares of common stock, but would eliminate provisions providing for separate series of common stock.

        Our current charter contains provisions that limit dividends on each series of common stock based upon, among other factors, earnings generated by assets allocated for this purpose to the corresponding division. Following the tracking stock exchange, all our assets are allocated for this purpose to the General Division. As a result, the concept of allocation for dividends is no longer applicable. Accordingly, the restated charter would not contain comparable provisions. Our current charter also contains provisions assigning liquidation units to each share of outstanding stock. Because we now have only one series of outstanding common stock, this concept is no longer applicable. Accordingly, the restated charter would not contain comparable provisions. Under our current charter, each share of Genzyme General Stock carries one vote; under the restated charter, each share of common stock would carry one vote.

        Effect of the charter amendment on Genzyme benefit plans.    Currently, we grant equity-based awards for Genzyme General Stock under five benefit plans: the 1997 Equity Incentive Plan, the 2001 Equity Incentive Plan, the 1998 Director Stock Option Plan, the 1999 Employee Stock Purchase Plan and the Directors' Deferred Compensation Plan. Under the terms of each of these plans (except the 1999 Employee Stock Purchase Plan), if a reclassification of the common stock occurs, our board can authorize appropriate adjustments to the type of common stock available for awards under the plans. Consequently, on February 26, 2004, our board authorized the adjustment of the plans, effective upon the filing of the restated charter, to provide for the issuance of a single series of common stock in lieu of the designated series of common stock currently contemplated under the applicable plans. In addition, our board provided that all outstanding equity-based awards relating to Genzyme General Stock under the plans would be appropriately adjusted to become awards relating to undesignated common stock upon effectiveness of the charter amendments. As a separate proposal at the annual meeting, we are asking for your approval of a new benefit plan, the 2004 Equity Incentive Plan. Provided that the restated charter is approved, shares issued upon exercise of options granted under this plan would be for undesignated Genzyme common stock. With respect to the 1999 Employee Stock Purchase Plan, our board approved an amendment to the plan on February 26, 2004 to provide that, in lieu of issuing shares of Genzyme General Stock, shares of undesignated Genzyme common stock would be issuable under the plan if the charter amendments become effective.

        No dissenters' rights.    Under the Massachusetts Business Corporation Law and our current charter, current holders of Genzyme General Stock are not entitled to dissenters' rights in connection with the proposed charter amendment.

        Listing of common stock.    Upon the effectiveness of the charter amendments, shares of the common stock undesignated as to a series would continue to be traded on The NASDAQ National Market under the symbol "GENZ".

SHAREHOLDER PROPOSAL THAT THE COMPENSATION COMMITTEE USE
RESTRICTED STOCK IN LIEU OF STOCK OPTIONS

        Your Board of Directors recommends that you vote against this proposal for the reasons set forth following the proposal.

        The Sheet Metal Workers National Pension Fund, 601 N. Fairfax Street, Suite 500, Alexandria, VA 22314, which has submitted documentation indicating that it is the beneficial owner of approximately 6,800 shares of our common stock, has notified us that it intends to present the following proposal at our annual meeting:

  "Resolved, that the shareholders of Genzyme Corp. ("Company") hereby request that the Board of Directors' Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

  (1)
  Operational Performance Measures—The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

  (2)
  Time-Based Vesting—A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

  (3)
  Dividend Limitation—No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

  (4)
  Share Retention—In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

  "The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreement or equity compensation plan."

Supporting Statement

        "As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company's executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

        "We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock option plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

        "Our proposal recognized that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

        "We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believe such a system best advances the long-term interests of our Company, it shareholders, employees and other important constituents. We urge shareholders to support this reform."

Statement of the Board of Directors

        Our executive compensation program is designed to attract, reward and motivate executive officers who contribute to our long-term success. We seek to align executive compensation with the achievement of business objectives and corporate performance. We encourage you to read the Compensation Committee Report on Executive Compensation which outlines our compensation philosophy. We believe that our compensation program must be competitive with the programs at our peer companies to attract and retain the talented people who are crucial to our success. Our compensation committee, which is comprised solely of independent directors, is charged with the task of reviewing, approving and overseeing all of the policies under which compensation is paid to our executive officers. We believe that this committee is not only "in the best position to determine the appropriate performance measures and benchmarks", as acknowledged in the Supporting Statement for the shareholder proposal, but that this committee also is in the best position to structure executive compensation arrangements in light of the competitive landscape and our corporate objectives. We believe adopting the proposal would not be in the best interests of Genzyme's shareholders for the following reasons:

        Stock options are a critical component of our ability to successfully attract and retain executives.    Stock options are universally used by the biotech companies with which we compete. Accordingly, we believe they represent a critical part of the compensation packages we use to attract and retain talented executives. In determining the number of options granted to each senior executive, we look at survey data with respect to comparable positions in other biopharmaceutical companies, market competitive conditions, our business strategy for the next several years and our stock option granting history. In October 2002, we invited all members of the board of directors to a special meeting focused exclusively on executive compensation. The purpose of the meeting was to educate board members on key issues in the business and political environments and the role these issues play in executive compensation today and the role they are expected to play in the future. We invited several compensation and academic thought leaders who reviewed what they considered to be the most critical issues, and who then engaged in a panel discussion with the members of the board. We also reviewed our own compensation philosophy for both equity and cash compensation, with an objective to ensure our compensation programs continue to be competitive and appropriate. Out of that meeting came a renewed commitment to monitor the changing environment for stock options and to regularly evaluate the Company's compensation strategy to ensure that we are able to retain talent in an environment with ever increasing competition.

        We know that stock option grants currently are an important part of the executive compensation packages of all of our peer companies. We believe that the shareholder proposal, by confining the compensation committee's alternatives for equity compensation to restricted stock, would reduce the value of the equity component of our executive compensation arrangements. Placing arbitrary constraints on the compensation committee's ability to design effective performance-based compensation arrangements would make it more difficult and more expensive to attract and retain high-quality executives.

        We employ multiple safeguards to preserve the integrity of our compensation programs.    The Supporting Statement for the shareholder proposal asserts that stock option plans "all too often provide for extraordinary pay for ordinary performance." While we are not in a position to judge this statement as applied to companies generally, we firmly believe that this has not been the case at Genzyme. Compensation decisions for our executive officers are made by a compensation committee that consists of four directors, each meeting the stringent tests for independence under the rules of The NASDAQ Stock Market. This independence is intended to ensure that compensation decisions are made by directors without conflicting interests. Our compensation committee, in turn, has hired an outside consulting firm to stay informed of developments in the design of compensation packages and to provide benchmarks to compare our total compensation packages to those of companies with which we compete for members of management.

        The compensation committee has established guidelines to limit the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding, with the objective of managing the potential dilutive impact of stock options while continuing to provide option grants to substantially all of our 5,600 employees. These guidelines are based on careful evaluation of survey data and an analysis of practices at peer companies. We believe it is valuable to note that, in light of the compensation committee's focus on managing the potential dilution and overhang associated with equity incentive plans, our stock option grants as a percentage of shares outstanding have declined from 30% in 1996 to under 17% in 2003.

        Our compensation committee strongly supports the concept of performance-based compensation.    The shareholder proposal purports to seek to tie executive performance to executive compensation. As discussed in the Compensation Committee Report on Executive Compensation, our executive compensation program is weighted heavily toward incentive compensation. Incentive bonuses, for example, are closely tied to performance measures, at both the corporate level and at individual areas of responsibility. Compensation figures for 2002 demonstrate the rigor with which these performance metrics are applied. In 2002, we did not achieve the corporate operating income goals established in the 2002 budget. As a result, the compensation committee did not award any employee the corporate performance portion of the employee bonus for that year.

        Furthermore, the stock options we use are inherently performance-based because their value is directly linked to the price of Genzyme stock over time, which we believe most shareholders view as the fundamental measure of value creation. Our executives realize value from options only when the price of Genzyme's common stock increases, thereby benefiting all shareholders. Restricted stock, on the other hand, often confers value to an executive without a corollary increase in stock price. Genzyme General Stock rose 67% during 2003. This compares to an increase of 29% in the S&P 500 Composite Index. The longer term results have been more striking. During the five years from December 31, 1998 to December 31, 2003, Genzyme General Stock rose 98%. The S&P 500 Composite Index declined 3% during this period. Accordingly, our compensation committee views stock options as an appropriate award for extraordinary performance, not "extraordinary pay for ordinary performance."

        In a dynamic company like Genzyme, establishing meaningful multiple-year performance measures is difficult. Attempts often result in either targets that are easy to achieve and, therefore, provide limited motivation, or targets that become impossible to achieve and, therefore, discourage employees. Due to this difficulty, we employ equity, historically through the use of option grants, for long-term incentive compensation, and we use annual performance metrics to determine annual cash bonuses.

        The current shareholder proposal is unduly restrictive and, as to certain provisions, would be costly and complex to implement.    The restrictions on vesting, voting, dividends and transfer outlined in the shareholder proposal would decrease the attractiveness of our long-term equity compensation program in the eyes of the senior executives that we are seeking to recruit and retain. Thus, to remain competitive, we would have to issue more compensation, either in the form of cash or additional dilutive equity.

        Time-based vesting.    We employ time-based vesting with all of our stock option grants. Our compensation committee believes that time-based vesting is an important and appropriate retention tool, and is consistent with industry practice.

        Dividend and voting limitations.    The proposal calls for the restricted shares to be void of voting and dividend rights. This would require Genzyme to create a new series of common stock, a process that could be costly and would add complexity to our capital structure at a time when investors have reacted favorably to the simplification we attained through consolidation of our tracking stock structure. If our shareholders approve the amended and restated charter that will be presented at the annual meeting, we would need to amend our charter again in order to issue a new series of common stock. In addition, the complexity would come with no discernable benefit. Our board has never declared a cash dividend and does not have current plans to declare cash dividends. Furthermore, given the number of shares of Genzyme common stock outstanding, the elimination of voting rights is not likely to impact the outcome of matters submitted to shareholders for approval. Accordingly, the limitations would reduce the value of the restricted stock to the recipients, but would not have a meaningful corresponding benefit to shareholders generally.

        Share retention.    The proposal would require an executive to hold the stock for the entire time he or she is working for Genzyme. Recipients of restricted stock generally are taxed at the time that the restricted stock vests. Accordingly, the proposal would result in a tax cost being imposed on the executive without a corresponding means to pay it. Moreover, the use of equity incentives allows us to reduce the cash component of the compensation paid to executives. The executives, however, must pay personal obligations with cash. Proceeds from sales of shares received upon exercise of options can be an important source of cash for family obligations, such as buying a home or paying tuition. It also is generally considered a prudent practice to diversify one's portfolio, which would be substantially restricted under the shareholder proposal. The proposed share retention policy, consequently, would substantially reduce the value of the equity component of our executive compensation arrangements. In addition, this policy would create an incentive for productive executives to leave Genzyme if they are placed in a position of choosing between continued service and meeting personal financial obligations.

        Summary.    We believe that our current executive compensation policy promotes the long-term interests of our shareholders by aligning executive compensation with corporate value creation and by allowing us to attract, retain and motivate knowledgeable and experienced executives to manage our business. We believe that The NASDAQ Stock Market's recently adopted independence rules regarding compensation committees are designed to provide independent oversight of executive compensation while permitting the compensation committee to retain needed flexibility. We believe the compensation committee should retain flexibility to make performance-based executive compensation decisions grounded on a review of all relevant information without imposing rigid, pre-set constraints called for by the proposal. Restricted stock recently has received significant attention among compensation experts, and the compensation committee expects to continue to consider restricted stock awards among the various alternatives for long-term equity incentive compensation. If the compensation committee decides that restricted stock awards are in the company's best interest in the future, we would need to seek shareholder approval of such a change to our equity plans. We believe it would be premature at this point to limit the compensation committee's flexibility by adopting a policy that mandates restricted stock as our sole form of long-term equity compensation.

        For the reasons outlined above, after appropriate consideration and upon recommendation of the compensation committee, your Board of Directors recommends that the shareholders vote AGAINST this proposal.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Mr. van Heek.    In connection with tax payments due in the Netherlands in 1996 on stock options granted to Mr. van Heek while he was an employee of Genzyme BV, our wholly-owned subsidiary, we loaned Mr. van Heek 145,637 Dutch guilders. This loan accrued interest at a semi-annual compound interest rate of 5.65% for 11,182 Dutch guilders and 5.38% for 134,455 Dutch guilders. As of March 1, 2003 the balance outstanding under these loans was 210,738 Dutch guilders, or 95,629 Euros. These loans have been paid in full as of March 31, 2003. Mr. van Heek's wife, Christine van Heek, was president of our therapeutics business unit until October 2003. Ms. van Heek received aggregate compensation of $379,500 during 2003.

        Dyax.    In October 1998, we entered into a collaboration agreement with Dyax to develop and commercialize one of Dyax's proprietary compounds for the treatment of chronic inflammatory diseases. In May 2002, we restructured our collaboration agreement with Dyax for the development of the kallikrein inhibitor DX-88. In 2003, we acquired a 49.99% interest in Kallikrein LLC, our joint venture with Dyax for the development of DX-88 for hereditary angioedema (HAE) and other chronic inflammatory diseases.

        In January 2003, FASB issued FASB Interpretation No. 46, or FIN 46, which addresses the consolidation of variable interest entities by businesses that are primary beneficiaries. As a result of our adoption of FIN 46, we have consolidated the results of Kallikrein LLC, which we became a member of in 2003. Our consolidated balance sheet as of December 31, 2003 includes assets of $1.4 million related to Kallikrein LLC, substantially all of which are included in accounts receivable. We have recorded Dyax's portion of this joint venture's losses as minority interest in our consolidated statements of operations for 2003.

        Under the terms of the collaboration agreement, both companies will share development costs of DX-88 for HAE going forward. In addition, Dyax will receive milestone payments from us upon dosing the first HAE patient in a pivotal clinical trial of DX-88 and upon regulatory approvals for the first indication. Dyax will also receive milestone payments from us if DX-88 is approved in additional indications. Contingent upon successful development and receipt of regulatory approvals, we will market the product worldwide. Both companies will share equally in profits from sales of DX-88 for HAE and/or other chronic inflammatory diseases. In March 2003, Dyax exercised an option to acquire from us all rights to DX-88 for surgical indications.

        In May 2002, we extended to Dyax a $7.0 million line of credit. Dyax issued a senior secured promissory note in the principal amount of $7.0 million to us under which it can request periodic advances of not less than $250,000 in principal, subject to certain conditions. Advances under this note bear interest at the prime rate plus 2%, which was 6.0% at December 31, 2003, and are due, together with any accrued but unpaid interest, in May 2005. As of December 31, 2003, Dyax had drawn $7.0 million under the note, which we have recorded as a note receivable-related party in our consolidated balance sheet.

        Mr. Blair is chairman and chief executive officer of Dyax and Mr. Blair and Dr. Anagnostopoulos are directors of Dyax. Drs. Anagnostopoulos and Cooney and Messrs. Termeer and Wirth hold options for a total of 64,409 shares of Dyax common stock and Dr. Anagnostopoulos and Messrs. van Heek and Wirth own a total of 23,080 shares of Dyax common stock.

        Peptimmune.    Until March 2003, we owned 100% of Peptimmune, Inc. As a result of the sale by Peptimmune of shares of its Series B voting preferred stock to third parties, our ownership of Peptimmune decreased to approximately 12% in March 2003. We currently have service agreements with Peptimmune under which we provide research and development and general and administrative services. In 2003, Peptimmune paid us $5.7 million under these service agreements. Mr. Carpenter is chairman and chief executive officer of Peptimmune.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Our executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of our securities with the SEC. Based on a review of the copies of reports furnished to us and written representations that no other reports were required, except as set forth below, we believe that during 2003 our executive officers and directors complied with all Section 16(a) filing requirements:

  •
  Dr. Anagnostopoulos reported on February 2, 2003, 100 shares owned by his wife, the report for which was due August 12, 2002.

  •
  Mr. Berthiaume reported on February 24, 2004 (i) the acquisition of 742.494 phantom stock units, the report for which was due February 14, 1998, (ii) the disposition of 250.816 phantom stock units,

    the report for which was due February 14, 2002, (iii) the disposition of 250.816 phantom stock units, the report for which was due January 3, 2003 and (iv) the disposition of 257.952 phantom stock units, the report for which was due January 6, 2004.

  •
  Dr. Cooney reported on February 19, 2004 the acquisition an aggregate of 3,315.382 phantom stock units, the reports for which were due February 14, 1998, February 14, 2000, February 14, 2001, February 14, 2002, February 14, 2003 and October 2, 2002.

  •
  Senator Mack reported on February 19, 2004 the acquisition of an aggregate of 2,064.092 phantom stock units, the reports for which were due February 14, 2002, February 14, 2003, October 2, 2002, January 3, 2003, April 3, 2003, July 3, 2003, October 3, 2003 and January 6, 2004.

  •
  Mr. Wirth reported on July 9, 2003 the exchange of 32,819 shares of Biosurgery Stock and 177 shares of Molecular Oncology Stock for an aggregate of 1,620 shares of Genzyme General Stock. The report for this transaction was due July 2, 2003.

INDEPENDENT ACCOUNTANTS

        The firm of PricewaterhouseCoopers LLP, independent accountants, audited our financial statements for the years ending December 31, 2003, 2002 and 2001. Our audit committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2004. Representatives of PricewaterhouseCoopers are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

        Effective June 1, 2002 our audit committee instituted an "Outside Auditor Independence" policy, which permits the utilization of our independent auditors for audit, audit-related, and tax services only, subject to the audit committee's pre-approval, and limits the audit-related and tax services to 120% of the anticipated total audit fees for each year. This policy prohibits the utilization of our independent auditors for services other than audit, audit-related and tax services, and requires quarterly reports to our audit committee. The policy lists specific services which the committee allows, as well as specific services which are prohibited, consistent with the SEC's release number 33-8183 ("Strengthening the Commission's Requirements Regarding Auditor Independence"), effective May 6, 2003.

        The following table presents fees for professional services rendered for the two most recent fiscal years. For 2003, the audit-related and tax fees did not exceed 120% of total audit fees.

	2003	2002
	(amounts in thousands)
Audit fees(1)	$2,853	$2,169
Audit-related fees(2)	318	410
Tax fees
Tax compliance	390	420
Other tax(3)	902	1,295

(1)    Audit fees include fees billed for 2002, fees billed and expected to be billed for 2003 by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual financial statements, the review of our financial statements included in our Forms 10-Q, the statutory audits of our foreign subsidiaries, comfort letter work, services in connection with registration statements filed with the SEC and accounting consultations necessary for the rendering of an opinion on our financial statements.

(2)    Audit-related services include due diligence and other acquisition-related services, and statutorily required audits of the financial statements of various benefit plans.

(3)    Other tax services include acquisition-related tax structuring, worldwide tax planning, state tax planning and other tax consultation.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Our board has adopted a process for shareholders to send communications to the board. Shareholders may communicate directly with our board, any committee of the board or any individual board member by sending correspondence to the Clerk, Genzyme Corporation, 500 Kendall Street, Cambridge, MA 02142 or by logging on to our corporate website, www.genzyme.com, and accessing the link, board@genzyme.com, that we have provided on our governance page. All communications marked to the attention of the full board will be sent to the lead director, communications addressed to a certain committee will be sent to the chair of that committee, and communications addressed to an individual director will be sent to that director. A copy of all communications will also be provided to the chairman of the board.

SHAREHOLDER PROPOSALS

        Shareholders who wish to present proposals for inclusion in our proxy materials for our 2005 annual meeting should follow the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and our by-laws. Those procedures require that we receive a shareholder proposal in writing no later than December 24, 2004. Under our current by-laws, proposals (other than those intended for inclusion in our proxy materials pursuant to procedures described in Rule 14a-8) and director nominations may be made by shareholders if notice is timely given. To be timely, a notice with respect to the 2005 annual meeting of shareholders must be received by us no earlier than January 28, 2005 and no later than February 27, 2005, unless the date of the 2005 annual meeting of shareholders is more than 30 days from the anniversary date of the 2004 annual meeting of shareholders, in which event our by-laws provide different notice requirements. The notice must contain specified information about you and the proposed business or nomination. If any shareholder proposal is submitted after February 27, 2005, our board will be allowed to use its discretionary voting authority if the proposal is raised at the annual meeting without any discussion of the matter in the proxy statement. If you are interested in the procedures required to submit a proposal, please contact Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attention: Clerk, telephone: (617) 252-7500.

SEC FILINGS

        We file annual, quarterly and current reports, as well as other information with the SEC. You can obtain any of them from the SEC at its Internet Web site at www.sec.gov or at its Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. The documents are also available from us without charge by requesting them in writing or by telephone from Genzyme Corporation, 500 Kendall Street, Cambridge, Massachusetts 02142, Attention: Shareholder Relations, telephone: (617) 768-6686.

        Genzyme®, Cerezyme®, Fabrazyme®, Renagel® and Synvisc® are registered trademarks and Myozyme™ is a trademark of Genzyme Corporation. Aldurazyme® is a registered trademark of Biomarin/Genzyme LLC. NASDAQ®, The NASDAQ Stock Market® and The NASDAQ National Market® are registered trademarks of The Nasdaq Stock Market, Inc. All rights are reserved.

Appendix A

GENZYME CORPORATION
2004 EQUITY INCENTIVE PLAN

1.     PURPOSE

The 2004 Equity Incentive Plan (the "Plan") has been established to promote the interests of the Company and its shareholders by strengthening the Company's ability to attract, motivate, and retain key employees and consultants of the Company and its Affiliates upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend. The Plan is intended to provide an additional incentive for such individuals through stock ownership and other rights that promote and recognize the financial success and growth of the Company and create value for shareholders. Certain capitalized terms used herein and certain operating rules related thereto are defined and set forth in Section 10 below.

The Plan provides for the grant of Stock Options, including ISOs and NSOs.

The Plan shall become effective upon shareholder approval (the "Effective Date") and unless sooner terminated, shall terminate ten years from the Effective Date. After the Plan is terminated, no Stock Options may be granted, but Stock Options previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan's terms and conditions.

2.     ADMINISTRATION

The Compensation Committee shall be the Administrator of the Plan except as hereinafter provided. The Compensation Committee may delegate to one or more of its members such of its duties, powers and responsibilities as it may determine. To the extent determined by the Compensation Committee and permitted by applicable law, the Compensation Committee may also delegate to one or more executive officers of the Company the power to grant Stock Options to, or allocate Stock Options among, Participants who are not Reporting Persons or Covered Employees and to make such determinations under the Plan with respect thereto as the Compensation Committee determines. The Compensation Committee may also delegate to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in this paragraph, the term "Administrator" shall include the person or persons so delegated to the extent of such delegation.

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Stock Options; select the Participants to receive Stock Options and determine, modify or waive the terms and conditions of any Stock Option; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. The terms of each Stock Option grant need not be identical, and the Administrator need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Stock Option, any determination with respect to a Stock Option may be made by the Administrator at the time of grant or at any time thereafter. In the case of any Stock Option intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Stock Option for that exception. Determinations made by the Administrator shall be final and binding upon Participants, the Company, and all other interested parties.

3.     STOCK AVAILABLE FOR GRANT; LIMITS

        (a)    Number of Shares.    Subject to adjustment as provided under Section 6, the maximum number of shares available for issuance to Participants under the Plan shall be 6,800,000 shares. Subject to such overall maximum, up to 6,800,000 shares of Stock may be issued upon the exercise of ISOs and up to

6,800,000 shares of Stock may be issued upon exercise of NSOs. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan. To the extent consistent with the requirements of Section 422 of the Code, and with other applicable legal requirements (including applicable NASDAQ or stock exchange requirements), Stock issued under option grants of an acquired company that are assumed in connection with the acquisition, or under Stock Options issued in substitution for options of an acquired-company, shall not reduce the number of shares available for issuance under the Plan.

        (b)    Section 162(m) Limits.    The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year will be 2,000,000. The foregoing provision will be construed in a manner consistent with Section 162(m).

4.     ELIGIBILITY AND PARTICIPATION

All employees and consultants of the Company or any Affiliate capable of contributing significantly to the successful performance of the Company, other than a person who has irrevocably elected not be eligible, are eligible to be Participants in the Plan. Eligibility for ISOs is limited to employees of the Company or of a "parent corporation" or "subsidiary corporation" of the Company as those terms are defined in Section 424 of the Code.

5.     RULES APPLICABLE TO STOCK OPTIONS

        (a)    Documentation.    Each Stock Option granted under the Plan shall be evidenced by a writing specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Administrator considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

        (b)    Transferability.    In the discretion of the Administrator, any Stock Option may be made transferable upon such terms and conditions and to such extent as the Administrator determines, provided that ISOs may not be transferred other than by will or by the laws of descent and distribution. Any non-transferable Stock Option requiring exercise, including any ISO, may be exercised only by the Participant during the Participant's lifetime. The Administrator may in its discretion, other than in the case of Stock Options intended to continue to qualify as ISOs, waive any restriction on transferability.

        (c)    Vesting; Exercisability.    The Administrator shall determine the time or times at which a Stock Option will vest or become exercisable and the terms on which a Stock Option will remain exercisable during or following termination of Employment. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of a Stock Option, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

        (d)    Taxes.    The Participant shall pay to the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in respect of Stock Options granted under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant hereunder or otherwise. In the Administrator's discretion, the minimum tax obligations required by law to be withheld in respect of Stock Options may be paid in whole or in part in shares of Stock, including shares retained from the event creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

        (e)    Dividend Equivalents, Etc.    The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to a Stock Option.

        (f)    Rights Limited.    Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Stock Options will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

        (g)    Non-U.S. Stock Options.    Stock Options may be granted under the Plan to any eligible person regardless of the jurisdiction in which he or she works or resides. In order to comply with the laws in other countries in which the Company operates, the Administrator, in its sole discretion, shall have the power and authority to:

    (i)    Establish one or more separate sub-plans or programs under the Plan for the grant of Stock Options to eligible persons in a specified jurisdiction or jurisdictions;

    (ii)    Include in any such sub-plan or program such special rules as it determines to be necessary or advisable; and

    (iii)    Take any action, before or after a Stock Option grant is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Administrator may not take any actions hereunder, and no Stock Options shall be granted, that would violate applicable law.

        (h)    Exercise Price.    The exercise price of a Stock Option will not be less than 100% of the Fair Market Value of the Stock on the date of grant. Notwithstanding the foregoing sentence, a NSO may be granted to a new employee or consultant in connection with the hiring of such person at a lower exercise price, provided that it is not less than the lower of (i) 100% of the Fair Market Value on the date the person accepts the Company's offer of employment or (ii) the date employment commences. Once granted, no Stock Option may be repriced (as that term is used under applicable NASDAQ or stock exchange rules) without shareholder approval.

        (i)    Time and Manner of Exercise.    Unless the Administrator expressly provides otherwise, a Stock Option will not be deemed to have been exercised until the Company receives a notice of exercise (in a form acceptable to the Administrator) signed by the appropriate person and accompanied by payment of the exercise price. If the Stock Option is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Stock Option has the right to do so.

        (j)    Payment.    No shares shall be delivered pursuant to any exercise of a Stock Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in whole or in part in cash or, to the extent permitted by the Administrator at or after the grant of the Stock Option, in shares of Stock owned by the Participant (which shares must be owned for at least six months) valued at their Fair Market Value on the date of delivery, or such other lawful consideration, including use of a broker-assisted exercise program or similar program, as the Administrator may determine. The delivery of shares in payment of the exercise price may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

6.     EFFECT OF CERTAIN TRANSACTIONS

        (a)    Covered Transactions.    Except as otherwise provided under the terms of a Stock Option grant, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Stock Options, or for the grant of new Stock Options in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Stock Option, each Stock Option will become fully exercisable, prior to the Covered Transaction so as to give the holder of the

Stock Option a reasonable opportunity, as determined by the Administrator, following exercise of the Stock Option to participate as a shareholder in the Covered Transaction, and the Stock Option will terminate upon consummation of the Covered Transaction. Without limiting the general scope of the Administrator's discretionary authority under the Plan, the Administrator may provide, as to some or all Stock Options, if any, that in the event of a Change in Control of the Company, whether or not such Change in Control is also a Covered Transaction, the vesting and exercisability of, or the payment of benefits under, any Stock Option will be accelerated on such terms as the Administrator determines.

        (b)    Distributions; Changes in Capital Stock.    Basic Adjustment Provisions. In the event of a stock dividend, stock split (including reverse stock split) or combination of shares, recapitalization or other change in the Company's capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 3(a) that may be delivered under the Plan, to the maximum number of shares specified in Section 3(a) that may be issued upon the exercise of ISOs, to the maximum number of shares specified in Section 3(a) that may be issued upon exercise of NSOs, and to the maximum share limits described in Section 3(b). The Administrator will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Stock Options then outstanding or subsequently granted, any exercise prices relating to Stock Options and any other provision of the Stock Options affected by such change.

        (c)    Certain Other Adjustments.    To the extent consistent with qualification of ISOs under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Administrator may also make adjustments of the type above to take into account distributions to shareholders other than those provided for in Section 6(a), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Stock Option grants made hereunder.

        (d)    Continuing Application of Plan Terms.    References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 6.

7.     LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the grant have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Stock Option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

8.     AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Stock Option for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Stock Options; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant's consent, alter the terms of a Stock Option so as to affect adversely a Participant's rights under the Stock Option, unless the Administrator expressly reserved the right to do so at the time of grant. Amendments to the Plan shall be conditioned upon shareholder approval only to the extent, if any, such approval is required by law (including the Code and applicable NASDAQ or stock exchange requirements), as determined by the Administrator.

9.     OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Stock Option will not in any way affect the Company's right to award a person bonuses or other compensation in addition to grants made under the Plan.

10.   DEFINITIONS

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

"Administrator": has the meaning set forth in Section 2.

"Affiliate": Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

"Board": The Board of Directors of the Company.

"Change in Control": A change in ownership or control of the Company or a change in the ownership of a substantial portion of the Company's assets, determined in accordance with such rules, if any, as may be established by the Administrator.

"Code": The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

"Compensation Committee": The Compensation Committee of the Board.

"Company": Genzyme Corporation.

"Covered Employees": A "covered employee" within the meaning of Section 162(m).

"Covered Transaction": Any of (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

"Employee": Any person who is employed by the Company or an Affiliate.

"Employment": A Participant's employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 4 to the Company or its Affiliates. If a Participant's employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant's Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

"Exchange Act": The Securities Exchange Act of 1934, as amended, as from time to time further amended and in effect, or any successor statute as from time to time in effect.

"Fair Market Value": The fair market value as determined by the Compensation Committee in good faith, or in the manner established by the Compensation Committee in good faith, from time to time.

"ISO": A Stock Option intended to be an "incentive stock option" within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

"NSO": A Stock Option that is not an ISO.

"Participant": A person who is granted a Stock Option under the Plan.

"Plan": The Genzyme Corporation 2004 Equity Incentive Plan as from time to time amended and in effect.

"Reporting Person": A person subject to the reporting requirements of Section 16 of the Exchange Act.

"Section 162(m)": Section 162(m) of the Code.

"Stock": Common Stock of the Company, par value $.01 per share.

"Stock Options": Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

Appendix B

Federal Identification
Number: 06-1047163

THE COMMONWEALTH OF MASSACHUSETTS
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

RESTATED ARTICLES OF ORGANIZATION
(GENERAL LAWS, CHAPTER 156B, SECTION 74)

We, MICHAEL S. WYZGA, *Executive Vice-President and PETER WIRTH, *Clerk of Genzyme Corporation located at Genzyme Center, 500 Kendall Street, Cambridge, MA 02142 do hereby certify that the following Restatement of the Articles of Organization was duly adopted at a meeting held on                , 2004 and May    , 2004 by a vote of the directors/or:

                    votes of all series of Genzyme common stock of                        votes outstanding,

**being at least a majority of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

ARTICLE I
The name of the corporation is:
 GENZYME CORPORATION
ARTICLE II

The purpose of the corporation is to engage in the following business activities:

TO DEVELOP, MANUFACTURE AND SELL HUMAN HEALTH CARE PRODUCTS AND TO ENGAGE GENERALLY IN ANY BUSINESS THAT MAY LAWFULLY BE CARRIED ON BY A CORPORATION FORMED UNDER CHAPTER 156B OF THE GENERAL LAWS OF MASSACHUSETTS.

*Delete the inapplicable words.    **Delete the inapplicable clause.

ARTICLE III

State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue:

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:		Common:	690,000,000	$.01

Preferred:		Preferred:	10,000,000*	$.01

*
of which 3,000,000 shares have been designated Series A Junior Participating Preferred Stock.

ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

Description of Capital Stock

A.    AUTHORIZED CAPITAL STOCK

  The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is seven hundred million (700,000,000) shares, consisting of six hundred ninety million (690,000,000) shares of Common Stock, $.01 par value per share (the "Common Stock") and ten million (10,000,000) shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

B.    DESCRIPTION OF COMMON STOCK

  The holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the shareholders or submitted to the shareholders for action, except as may be provided herein, as may be associated with any series of Preferred Stock, or as may be otherwise required by law. Each share of Common Stock shall entitle the holder thereof to one vote.

  Subject to the terms of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may from time to time be declared by the Board of Directors.

  Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation, after the Corporation shall have satisfied or made provision for its debts and obligations and for payment to the holders of shares of any series of Preferred Stock having preferential rights to receive distributions of the net assets of the Corporation.

  All shares of Common Stock previously designated Genzyme General Division Common Stock, as of May 27, 2004, no longer carry such designation.

C.    DESCRIPTION OF THE PREFERRED STOCK

  1.
  Undesignated Preferred Stock.     Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors may determine, in whole or in part, the number, preferences, limitations or relative rights of any such series before the issuance of any shares of that series.

  2.
  Terms Of The Series A Junior Participating Preferred Stock.

  (a)
  Authorized Amounts and Designations.    Three million (3,000,000) shares of Preferred Stock of the Corporation are designated as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock" and, together with any other series of Preferred Stock so designated by the Corporation's Board of Directors, the "Junior Preferred Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of Junior Preferred Stock of any series to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such series of Junior Preferred Stock.

    (b)
    Series A Preferred Stock.    A description of the Series A Preferred Stock and a statement of its preferences, voting powers, qualifications and special or relative rights or privileges is as follows:

    (1)
    Dividends and Distributions.

    (A)
    Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of all shares of Common Stock of the Corporation (the "Common Shares"), shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend on shares of Common Stock payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall, at any time after May 27, 2004, declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (B)
    The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in Section IV.C.2(b)(1)(A) immediately after it declares a dividend or distribution on any shares of Common Stock (other than a dividend payable in shares of Common Stock), provided that, in the event no dividend or distribution shall have been declared on Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

    (C)
    Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

      (2)
      Voting Rights.    The holders of shares of Series A Preferred Stock shall have the following voting rights:

      (A)
      Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after May 27, 2004 declare or pay any dividend on any shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (B)
      Except as otherwise provided herein, in any vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or by law, the holders of shares of Series A Preferred Stock and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one series on all matters submitted to a vote of shareholders of the Corporation.

      (C)
      Except as set forth herein or as otherwise provided by law, holders of Series A Preferred Stock shall have no voting rights.

      (3)
      Liquidation, Dissolution or Winding Up.    Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after May 27, 2004 declare or pay any dividend on shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

      (4)
      Consolidation, Merger, Etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which Common Shares are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after May 27, 2004 declare or pay any dividend on any shares of Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

    (c)
    General Provisions.    Except as otherwise specifically provided in a particular series of Junior Preferred Stock, the following provisions shall apply to all series of Junior Preferred Stock:

    (1)
    Certain Restrictions.

    (A)
    Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

    (i)
    declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

    (ii)
    declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

        (iii)
        redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

        (iv)
        redeem, purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

      (2)
      The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under Section IV.C.2(c)(1)(A) purchase or otherwise acquire such shares at such time and in such manner.

    (d)
    Reacquired Shares.    Any shares of Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as shares of the same series of Preferred Stock or as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in any vote of the Board of Directors of the Corporation creating a series of Preferred Stock, or as otherwise required by law.

    (e)
    Redemption.    The shares of Junior Preferred Stock shall not be redeemable.

    (f)
    Rank.    The Series A Preferred Stock shall rank equally with respect to the payment of dividends and the distribution of assets together with any other series of the Corporation's Preferred Stock that specifically provide that they shall rank equally with Junior Preferred Stock. The Junior Preferred Stock shall rank junior with respect to the payment of dividends and the distribution of assets to all series of the Corporation's Preferred Stock that specifically provide that they shall rank prior to the Junior Preferred Stock. Nothing herein shall preclude the Board from creating any series of Preferred Stock ranking on a parity with or prior to the Junior Preferred Stock as to the payment of dividends or the distribution of assets.

    (g)
    Amendment.    The Articles of Organization of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the holders of Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of each outstanding series of Junior Preferred Stock, voting together as a single series, provided that, any two or more series of Junior Preferred Stock that are adversely affected in the same manner shall vote together as a single class.

    (h)
    Fractional Shares.    The Junior Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of the Junior Preferred Stock.

ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:

NONE
ARTICLE VI

** Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or shareholders, or of any class of stockholders:

Other Lawful Provisions

A.    BOARD OF DIRECTORS

  1.
  Classification.     The directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year. The initial directors of all classes shall be elected by the incorporator and shall serve until their respective successors shall be elected and shall qualify. Thereafter, the directors of the first class shall be elected to hold office for a term expiring at the first annual meeting of stockholders, the directors of the second class shall be elected to hold office for a term expiring at the second annual meeting of stockholders and the directors of the third class shall be elected to hold office for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders, successors to the class of directors whose term expires at that meeting shall be elected for a term expiring at the third annual meeting following their election and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the election, terms of office and other features of such directorships shall be governed by the terms of the vote establishing such series, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

  2.
  Vacancies.     Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, any vacancies in the Board of Directors, including a vacancy resulting from the enlargement of the Board of Directors, shall be filled by the directors then in office, though less than a quorum. Each director so chosen to fill a vacancy shall be elected to complete the term of office of the director who is being succeeded. In the case of any election of a new director to fill a directorship created by an enlargement of the Board of Directors, the Board of Directors shall in such election assign the class of directors to which such additional director is being elected, and each director so elected shall hold office for the same term as the other members of the class to which the director is assigned.

  3.
  Removal.     Except as otherwise determined by the Board of Directors in establishing a series of Preferred Stock as to directors elected by holders of such series, at any special meeting of the stockholders called at least in part for the purpose, any director or directors may, by the affirmative vote of the holders of at least a majority of the stock entitled to vote for the election of directors, be removed from office for cause. The provisions of this subsection shall be the exclusive method for the removal of directors.

B.    STOCKHOLDER VOTE REQUIRED FOR CERTAIN ACTIONS

  The Corporation, by vote of a majority in interest of the stock outstanding and entitled to vote thereon may approve (i) any amendment to these Articles of Organization, (ii) the sale, lease, exchange, or other disposal of all or substantially all of the Corporation's property, (iii) a merger or consolidation of the Corporation with or into any other entity; or (iv) a share exchange with any other entity, in each case, so long as such amendment, sale, lease, exchange, disposal, merger, consolidation, or share exchange shall have been approved by the Board of Directors. This provision is not intended to, and shall not, create a requirement to obtain stockholder approval for transactions that do not require stockholders approval under applicable Massachusetts corporation law.

C.    ADDITIONAL PROVISIONS

  1.
  Meetings of the stockholders may be held anywhere within the United States.

  2.
  No contract or other transaction of this Corporation with any other person or entity shall be affected or invalidated by the fact that (i) this Corporation is a stockholder or partner in such other corporation, association, or partnership, or (ii) any one or more of the officers or directors of this Corporation is an officer, director or partner of such other corporation, association or partnership, or (iii) any officer or director of this Corporation, individually or jointly with others, is a party to or is interested in such contract or transaction. Any director of this Corporation may be counted in determining the existence of a quorum at any meeting of the board of directors for the purpose of authorizing or ratifying any such contract or transaction, and may vote thereon, with like force and effect as if he were not so interested or were not an officer, director, or partner of such other corporation, association, or partnership.

  3.
  The Corporation may be a partner in any business enterprise which it would have power to conduct itself.

  4.
  The bylaws may provide that the directors may make, amend, or repeal the bylaws in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization, or the bylaws requires action by the stockholders.

  5.
  A director shall not be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under Massachusetts corporation law, as in effect when such liability is determined. No amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

  6.
  Except as otherwise required by law, any action required or permitted to be taken at a meeting by the stockholders of the Corporation may be taken without a meeting if, and only if, all stockholders entitled to vote on the matter consent to the action in writing.

    **If there are no provisions state "None".

    NOTE: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

ARTICLE VII

The effective date of the Restated Articles of Organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a LATER effective date is desired, specify such date which shall not be more than THIRTY DAYS after the date of filing.

ARTICLE VIII

THE INFORMATION CONTAINED IN ARTICLE VIII IS NOT A PERMANENT PART OF THE ARTICLES OF ORGANIZATION.

  a.
  The street address (post office boxes are not acceptable) of the principal office of the Corporation in MASSACHUSETTS is:

    500 Kendall Street, Cambridge, MA 02142

  b.
  The name, residential address and post office address of each director and officer is as follows:

NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President:
Henri A. Termeer	396 Ocean Ave. Marblehead, MA 01945	c/o Genzyme Corporation 500 Kendall Street Cambridge, MA 02142
Treasurer:
Evan M. Lebson	5 Arbetter Drive Framingham, MA 01701	Same as above
Clerk:
Peter Wirth	37 Hancock Street Boston, MA 02114	Same as above
Directors:
Henri A. Termeer	Same as above	Same as above
Constantine E. Anagnostopoulos	213 North Bemiston Avenue Clayton, MO 63105-3827	Same as above
Douglas A. Berthiaume	18 Buttonwood Drive Andover, MA 01810	Same as above
Henry E. Blair	2580 Main Street Barnstable, MA 02630	Same as above
Robert J. Carpenter	23 Marlborough St., Apt. 3 Boston, MA 02116	Same as above
Charles L. Cooney	35 Chestnut Place Brookline, MA 02445-7505	Same as above
Victor J. Dzau	110 Dudley Road Newton, MA 02459-2827	Same as above
Cornelius McGillicuddy III	631 Bocilla Drive Don Pedro Island, FL 34224	Same as above
  c.
  The fiscal year (i.e. tax year) of the corporation shall end on the last day of the month of: December

  d.
  The name and business address of the resident agent, if any, of the corporation is: NONE

    ** We further certify that the foregoing Restated Articles of Organization affect no amendments to the Articles of Organization of the corporation as heretofore amended, except amendments to the following article. Briefly describe amendments below:

    Article IV: (1) undesignate each of the Genzyme General Division Common Stock, the Genzyme Biosurgery Division Common Stock and the Genzyme Molecular Oncology Division Common Stock as a series of common stock and include provisions reflecting a class of Common Stock without separate series; (2) undesignate each of the Series B Junior Participating Preferred Stock and Series C Junior Participating Preferred Stock as a series of preferred stock; (3) increase the number of shares designated Series A Junior Preferred Stock to 3,000,000; and (4) conform language to that used in the Massachusetts Business Corporation Act.

    Article IV: (1) add language providing for majority approval of a share exchange; and (2) conform language to that used in the Massachusetts Business Corporation Act.

    SIGNED UNDER THE PENALTIES OF PERJURY, this    day of May, 2004.

    /s/ Michael S. Wyzga        Executive Vice President

    /s/ Peter Wirth        Clerk

THE COMMONWEALTH OF MASSACHUSETTS

RESTATED ARTICLES OF ORGANIZATION
(GENERAL LAWS, CHAPTER 156B, SECTION 74)

I hereby approve the within Restated Articles Of Organization and, the filing fee in the Amount of $                    having been paid, said Articles are deemed to have been filed with me this           day of                    , 2004.

EFFECTIVE DATE:

WILLIAM FRANCIS GALVIN
SECRETARY OF THE COMMONWEALTH

TO BE FILLED IN BY CORPORATION
PHOTOCOPY OF DOCUMENTS TO BE SENT TO:

Paul Kinsella
ROPES & GRAY LLP
ONE INTERNATIONAL PLACE
BOSTON, MA 02110
Telephone: 617/951-7921

ANNUAL MEETING OF STOCKHOLDERS OF GENZYME CORPORATION
Thursday, May 27, 2004

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET
Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
GENZYME GENERAL DIVISION COMMON STOCK

By signing this proxy, I appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth and Thomas J. DesRosier, and each of them acting singly, my attorney and proxy, with full power of substitution, to vote on my behalf all of the shares of Genzyme General Stock that I am entitled to vote at the Annual Meeting of Shareholders to be held on May 27, 2004, and at any adjournments of the meeting. This proxy revokes any earlier proxy I have signed with respect to these shares.

If properly executed, this proxy will be voted in the manner you specify. If no specification is made, your shares of Genzyme General Stock will be voted FOR the election of each director nominee, FOR the company sponsored proposals 2 through 6 and AGAINST the shareholder sponsored proposal 7. The proxies are authorized to vote your shares, in their discretion, on any other matter that is properly brought before the meeting.

PLEASE SIGN AND MAIL YOUR PROXY TODAY.

☒
Please mark your votes as in this example.

1.
The re-election of two directors and the election of one new director.

Nominees:	Douglas A. Berthiaume	☐	FOR	☐	WITHHELD
	Henry E. Blair	☐	FOR	☐	WITHHELD
	Gail K. Boudreaux	☐	FOR	☐	WITHHELD

		FOR	AGAINST	ABSTAIN
2.	A proposal to amend the 1999 Employee Stock Purchase Plan to increase the number of shares of common stock covered by the plan by 1,500,000 shares.	☐	☐	☐
3.	A proposal to approve the 2004 Equity Incentive Plan.	☐	☐	☐
4.
	A proposal to amend the 1998 Directors Stock Option Plan to (i) increase the number of shares of Genzyme General Stock covered by the plan by 200,000 shares and (ii) change the formula for making annual option grants to directors.	☐	☐	☐
5.	A proposal to amend and restate our Restated Articles of Organization.	☐	☐	☐
6.	A proposal to ratify our selection of independent auditors.	☐	☐	☐
7.	A Shareholder proposal to require the granting of restricted stock in lieu of stock options.	☐	☐	☐

Signature:	Date:	Signature:		Date:
(if held jointly)

NOTE: Please sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

Notice of Annual Meeting of Shareholders of Genzyme Corporation
TABLE OF CONTENTS
GENERAL INFORMATION ABOUT VOTING
STOCK OWNERSHIP
ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
DIRECTOR COMPENSATION
BOARD MEETINGS AND COMMITTEES
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
STOCK PERFORMANCE GRAPH
EQUITY PLANS
Equity Compensation Plan Information
PROPOSAL TO AMEND OUR EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL TO APPROVE OUR 2004 EQUITY INCENTIVE PLAN
PROPOSALS TO AMEND OUR 1998 DIRECTOR STOCK OPTION PLAN
PROPOSAL TO RATIFY OUR SELECTION OF AUDITORS
PROPOSAL TO AMEND AND RESTATE OUR CHARTER
SHAREHOLDER PROPOSAL THAT THE COMPENSATION COMMITTEE USE RESTRICTED STOCK IN LIEU OF STOCK OPTIONS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT ACCOUNTANTS
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
SHAREHOLDER PROPOSALS
SEC FILINGS
RESTATED ARTICLES OF ORGANIZATION (GENERAL LAWS, CHAPTER 156B, SECTION 74)